Exhibit 10.1
EXECUTION VERSION
CUSIP NO.: 502414AD7
REVOLVING COMMITMENT: 502414AE5
CREDIT AGREEMENT
Dated as of October 23, 2009
among
L-3 COMMUNICATIONS CORPORATION,
as the Borrower,
The Guarantors Party Hereto,
BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender
and
an L/C Issuer,
and
BARCLAYS CAPITAL,
as Syndication Agent
and
BANC OF AMERICA SECURITIES LLC,
BARCLAYS CAPITAL,
THE BANK OF NOVA SCOTIA,
SG AMERICAS SECURITIES, LLC
and
CALYON NEW YORK BRANCH
as
Joint Lead Arrangers and Joint Book Running Managers
and
THE BANK OF NOVA SCOTIA,
CALYON NEW YORK BRANCH,
and
SOCIETE GENERALE (NEW YORK BRANCH)
as
Documentation Agents
and
The Other Lenders Party Hereto

i

SCHEDULES

1.01	Existing Subordinated Debt
2.03	Existing Letters of Credit
6.06	Litigation
6.13	Subsidiaries
8.01	Existing Liens
11.02	Administrative Agent’s Office; Certain Addresses for Notices
EXHIBITS

A	Revolving Loan Notice
B	Swing Line Loan Notice
C	Revolving Note
D	Swing Line Note
E	Compliance Certificate
F	Assignment and Assumption
G	Joinder Agreement

CREDIT AGREEMENT
     This CREDIT AGREEMENT (“Agreement”), is entered into as of October 23, 2009, among L-3 COMMUNICATIONS CORPORATION, a Delaware corporation (the “Borrower”), the Guarantors (as defined herein), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.
     WHEREAS, the Borrower has requested that the Lenders provide a revolving credit facility in an aggregate amount of $1,000,000,000 for the purposes hereinafter set forth and the Lenders are willing to do so on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.01 Defined Terms.
     As used in this Agreement, the following terms shall have the meanings set forth below:
     “Acquisition” by any Person, means the acquisition by such Person (other than a transaction that would be classified as a capital expenditure in accordance with GAAP), in a single transaction or in a series of related transactions, of all or any substantial portion of the property of another Person, all or any substantial portion of any division or business unit of any Person, or at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.
     “Additional Senior Notes” means any Indebtedness for borrowed money in the form of senior notes of the Borrower or any of its Subsidiaries incurred after the Closing Date.
     “Additional Subordinated Debt” means any unsecured Indebtedness for borrowed money of the Borrower or any of its Subsidiaries incurred after the Closing Date which (a) to the extent such Indebtedness refinances any Existing Subordinated Debt, requires no cash payments of principal prior to the Maturity Date, (b) does not contain limitations on the ability of Borrower or any of its Subsidiaries to incur Indebtedness which are more restrictive than those found in Section 4.09 (Incurrence of Indebtedness and Issuance of Preferred Stock) of the 2005 Indenture, and (c) is subordinated to the Obligations on terms no less favorable to the Lenders than those governing the 2005 Senior Subordinated Notes.
     “Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

     “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
     “Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders. The aggregate principal amount of the Revolving Commitments of all the Lenders on the Closing Date is ONE BILLION DOLLARS ($1,000,000,000).
     “Agreement” means this Credit Agreement, as amended, supplemented, restated or otherwise modified from time to time.
     “Alternative Currency” means any currency (other than Dollars) of a country that is a member of the Organization for Economic Cooperation and Development that is freely tradable and convertible into Dollars, any other currency which is freely tradable and convertible into Dollars and any other currency approved by the applicable L/C Issuer and the Administrative Agent.
     “Applicable Percentage” means with respect to any Lender, the percentage of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time; provided that, if the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02 or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth in the commitment notification delivered by the Administrative Agent and the Borrower to such Lender or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

     “Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

						Commercial
						and
			Applicable	Applicable	Financial	Performance
Pricing	Debt	Commitment	Margin for	Margin for Base	Letter of	Letter of
Level	Rating	Fee	LIBOR Loans	Rate Loans	Credit Fee	Credit Fee
1	≥BBB+ / Baa1 / BBB+	0.375%	2.25%	1.25%	2.25%	1.50%
2	BBB / Baa2 / BBB	0.45%	2.75%	1.75%	2.75%	1.83%
3	BBB- / Baa3 / BBB-	0.50%	3.00%	2.00%	3.00%	2.00%
4	BB+ / Ba1 / BB+	0.60%	3.50%	2.50%	3.50%	2.33%
5	≤BB / Ba2 / BB	0.75%	4.00%	3.00%	4.00%	2.67%
     “Debt Rating” means, as of any date of determination, the rating as determined by the Ratings Agencies (collectively, the “Debt Ratings”) of the Borrower’s non credit enhanced, senior unsecured long term debt; provided that if a Debt Rating is issued by each of the Ratings Agencies and there is a split rating, then the two highest of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest) in determining the Pricing Level. If there is a split in Debt Ratings of the two highest ratings of the Ratings Agencies, then the lower Debt Rating of the two highest shall apply in determining the Pricing Level or, if there is a multiple split in Debt Ratings of the two highest ratings of the Ratings Agencies, then the Debt Rating that is one level lower than the highest rating shall apply in determining the Pricing Level.
     Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 5.01(a)(vi). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.
     “Attributable Indebtedness” means, on any date, (a) the amount of any Capital Lease Obligations of any Person, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease and (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts.
     “Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2008, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.
     “Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.
     “Bank of America” means Bank of America, N.A. and its successors.
     “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Eurodollar Rate at approximately 11:00 a.m., London time, two Business Days prior to such date for dollar deposits (for delivery on such day) for a one-month interest period plus 1% and (c) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Revolving Loan” means a Revolving Loan that is a Base Rate Loan.
     “Base Rate Loan” means a Loan that bears interest based on the Base Rate.
     “Borrower” has the meaning specified in the introductory paragraph hereto.
     “Borrower Materials” has the meaning specified in Section 11.02(c).
     “Borrowing” means a Revolving Borrowing or a Swing Line Borrowing, as the context may require.
     “Business” has the meaning specified in Section 6.10.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or the state where the Administrative Agent’s Office is located are authorized or required to close under applicable Laws or are in fact closed and, if such day relates to any Eurodollar Rate Loan, shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.
     “Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.
     “Capital Lease Obligations” means, of any Person as of the date of determination, the aggregate liability of such Person under Capital Leases reflected on a balance sheet of such Person under GAAP.

     “Cash Collateralize” has the meaning specified in Section 2.15.
     “Cash Equivalents” means (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits of any Lender or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than one year with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-2 by S&P, P-2 by Moody’s or F-2 by Fitch, or carrying an equivalent rating by a nationally recognized rating agency if both of S&P and Moody’s cease publishing ratings of investments, (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P, A by Moody’s or A by Fitch, (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds (excluding hedge funds) which (i) invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition, (ii) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940 or (iii) are rated AAA by S&P, Aaa by Moody’s or AAA by Fitch.
     “Change in Law” means the occurrence, after the date of this Agreement (or, in the case of an Eligible Assignee, after the date such Eligible Assignee becomes a party to this Agreement), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Change of Control” means an event or series of events by which:
     (a) any “person” (as such term is defined in Section 13(d)(3) of the Exchange Act) shall become the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 35% of the Voting Stock (measured by voting power rather than number of shares) of Holdings (or in the event Holdings is merged with and into the Borrower, the Borrower);
     (b) a majority of the members of the board of directors of Holdings (or in the event Holdings is merged with and into the Borrower, the Borrower) fail to be (a) members of the board of directors of Holdings incumbent as of the Closing Date, or (b) members nominated by the members of the board of directors of Holdings incumbent on the Closing Date, or (c) members appointed by members of the board of directors of Holdings nominated under clause (a) or (b);

     (c) Holdings (unless it is merged with and into the Borrower) shall, at any time, cease to own 100% of the Equity Interests of the Borrower;
     (d) a “Change of Control” (or any comparable term) shall have occurred under, and as defined in, the 2009 Senior Note Documents;
     (e) a “Change of Control” (or any comparable term) shall have occurred under, and as defined in, the 2005 Senior Subordinated Note Documents or under the documentation governing any other Existing Subordinated Debt; or
     (f) a “Change of Control” (or any comparable term) shall have occurred under, and as defined in, the documentation governing any Additional Senior Notes or any Additional Subordinated Debt.
     “Closing Date” means October 23, 2009.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Commitment” means, as to each Lender, the Revolving Commitment of such Lender.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit E.
     “Confidential Executive Summary” means the Confidential Executive Summary dated September 2009 and delivered to the Lenders in connection with the financing hereunder.
     “Consolidated Cash Interest Expense” means, as of the last day of any fiscal quarter, the sum of the amount of interest expense, payable in cash, of the Borrower and its Consolidated Subsidiaries for the four fiscal quarters ended on such date plus, without duplication, the amount of interest expense, payable in cash, of Holdings with respect to Indebtedness (including Disqualified Preferred Stock) guaranteed by the Borrower or any of its Consolidated Subsidiaries for the four fiscal quarters ended on such date, determined on a consolidated basis in accordance with GAAP for such period.
     “Consolidated EBITDA” means, for any period, for the Borrower and its Consolidated Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income (excluding, without duplication, (u) impairment losses incurred on goodwill and other intangible assets or on debt or equity investments computed in accordance with Financial Accounting Standard No. 142 or other GAAP, (v) gains or losses incurred on the retirement of debt computed in accordance with Financial Accounting Standard No. 145, (w) extraordinary gains and losses in accordance with GAAP, (x) gains and losses in connection with asset dispositions whether or not constituting extraordinary gains and losses, (y) non-cash gains or losses on discontinued operations) and (z) gains and losses with respect to judgments or settlements in connection with litigation matters for such period plus the following to the extent deducted in calculating such Consolidated Net Income: (a) Consolidated Interest Expense of the Borrower and its Consolidated Subsidiaries (and all Consolidated Interest Expense of Holdings with respect to Indebtedness of Holdings guaranteed by the Borrower and its Subsidiaries) for such period, (b) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Consolidated Subsidiaries for such period, (c) depreciation and amortization expense for such period and (d) non-cash stock-based compensation expenses for such period, each as determined on a consolidated basis in accordance with GAAP.
     “Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Consolidated Subsidiaries on a consolidated basis, the sum of (a) all Indebtedness outstanding on such date for borrowed money or with respect to Disqualified Preferred Stock, the deferred purchase price of property or services, to the extent, if any, reflected as a liability on the balance sheet of the Borrower and its Consolidated Subsidiaries on such date in accordance with GAAP and the amount of Capital Lease Obligations outstanding on such date plus (b) all Indebtedness of Holdings outstanding on such date for borrowed money or with respect to Disqualified Preferred Stock, in each case only to the extent guaranteed by the Borrower or any of its Consolidated Subsidiaries.
     “Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ended on such date to (b) Consolidated Cash Interest Expense for such period, each as determined on a consolidated basis in accordance with GAAP.
     “Consolidated Interest Expense” means, as of the last day of any fiscal quarter, the sum of the amount of interest expense of the Borrower and its Consolidated Subsidiaries for the four fiscal quarters ended on such date plus the amount of interest expense of Holdings with respect to Indebtedness of Holdings (including Disqualified Preferred Stock) guaranteed by the Borrower or any of its Consolidated Subsidiaries for the four fiscal quarters ended on such date, determined on a consolidated basis, each in accordance with GAAP for such period.
     “Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a)(i) Consolidated Funded Indebtedness as of such date minus (ii) the Designated Cash Balances to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.
     “Consolidated Net Income” means, for any period, for the Borrower and its Consolidated Subsidiaries on a consolidated basis, the net income of the Borrower and its Consolidated Subsidiaries for that period, determined on a consolidated basis in accordance with GAAP for such period.
     “Consolidated Senior Indebtedness” means, for any period for the Borrower and its Consolidated Subsidiaries on a consolidated basis, the sum of (a) Consolidated Funded Indebtedness minus (b) Subordinated Debt of the Borrower and Indebtedness of Holdings which is guaranteed by the Borrower on a subordinated basis on terms no less favorable to the Lenders than the subordination provisions contained in the 2005 Senior Subordinated Notes.
     “Consolidated Senior Leverage Ratio” means, as of any date of determination, the ratio of (a)(i) Consolidated Senior Indebtedness as of such date minus (ii) the Designated Cash Balances to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.
     “Consolidated Subsidiary” means any Subsidiary which is consolidated with the Borrower for financial reporting purposes under GAAP.

     “Consolidated Total Assets” means, as of any date of determination, all assets of the Borrower and its Consolidated Subsidiaries as determined according to the consolidated balance sheet contained in the most recent SEC filing.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
     “Debt Rating” has the meaning specified in the definition of “Applicable Rate.”
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.
     “Defaulting Lender” means any Lender that (a) has failed to perform its obligation to fund any portion of its Loans (or participations in respect of Letters of Credit or Swing Line Loans) within three Business Days of the date required to be funded by it hereunder, unless such obligation is the subject of a good faith dispute of which the Borrower has received written notice, (b) has notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent, to confirm in a manner reasonably satisfactory to the Administrative Agent, the L/C Issuer and the Swing Line Lender that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans (or participations in respect of Letters of Credit or Swing Line Loans) provided that such Lender shall cease to be a Defaulting Lender under this clause (c) upon providing such confirmation to the Administrative Agent, (d) otherwise has failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute of which the Borrower has received written notice, or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Laws, or (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or direct or indirect parent company thereof by a Governmental Authority. A Lender that has become a Defaulting Lender because of an event referenced in this definition may cure such status and shall no longer constitute a Defaulting Lender as provided in the last paragraph of Section 2.16.
     “Designated Cash Balances” means, at any time, the lesser of (a) the actual unrestricted domestic cash balances on hand of the Borrower and its Subsidiaries which are not subject to any Liens in favor of any Person in excess of $25,000,000 and (b) $250,000,000.
     “Disqualified Preferred Stock” means any stock (other than common stock) issued by a Person which is not classified as shareholders’ equity on a balance sheet of such Person in accordance with GAAP.
     “Dollar” and “$” mean lawful money of the United States.
     “Dollar Equivalent” means, at any date, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of such date) for the purchase of Dollars with such Alternative Currency.
     “Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia and that is not a Foreign Subsidiary.
     “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender having a credit rating, or being of a credit quality, comparable to the related Lender (unless a transfer to such Affiliate would result in increased costs to the Borrower) and (c) any other Person (other than a natural person) who regularly invests in, purchases or participates in loans of this type approved by (i) the Administrative Agent, the applicable L/C Issuer and the Swing Line Lender, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
     “Environmental Laws” means any and all laws, rules, orders, regulations, statutes, ordinances, codes, decrees, or other legally enforceable requirement (including, without limitation, common law) of any foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health as affected by the environment as has been, is now, or may at any time hereafter be, in effect, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of

1980, as amended, 42 U.S.C. §§ 9601 et seq.; the Toxic Substance Control Act, 15 U.S.C. §§9601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1802 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Clean Water Act; 33 U.S.C. §§ 1251 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; or other similar federal and/or state environmental laws.
     “Environmental Permits” means any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any applicable Environmental Law.
     “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, other than any Disqualified Preferred Stock.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
     “Eurodollar Rate Loan” means a Revolving Loan that bears interest at a rate based on the Eurodollar Rate.
     “Event of Default” has the meaning specified in Section 9.01.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by any jurisdiction as a result of a present or former connection between the Administrative Agent or such Lender or L/C Issuer or other recipient and the jurisdiction imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender or L/C Issuer or other recipient having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document) (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 11.13), any United States withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a) and (d) any withholding tax that is attributable to such Foreign Lender’s failure or inability (other than as a result of Change in Law) to comply with Section 3.01(e).
     “Existing Credit Agreement” means, the Amended and Restated Credit Agreement, dated as of July 29, 2005 among the Borrower, certain affiliates of the Borrower, each lender from time to time party thereto and Bank of America, as administrative agent, swingline lender and L/C issuer, as amended.
     “Existing Letters of Credit” means those letters of credit identified on Schedule 2.03.
     “Existing Subordinated Debt” means the collective reference to the subordinated indebtedness identified on Schedule 1.01.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
     “Fee Letter” means the engagement letter, dated September 28, 2009, between the Borrower, the Administrative Agent and Banc of America Securities LLC.
     “Financial Letter of Credit” means a standby Letter of Credit not constituting a Performance Letter of Credit.
     “Fitch” means Fitch, Inc., and any successor thereto.
     “Foreign Lender” means any Lender or Swing Line Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

     “Foreign Subsidiary” means any Subsidiary that either (i) is not organized under the laws of the United States, any state thereof or the District of Columbia; (ii) is a direct or indirect Subsidiary of a Person described in clause (i), other than any such Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia and that (x) is (or has been) a Guarantor or (y) previously has been classified under this Agreement as a Domestic Subsidiary, or (iii) is a Subsidiary substantially all of whose assets consist of the Equity Interests of one or more Persons described in clause (i) or (ii).
     “Fully Satisfied” means, with respect to the Obligations as of any date, that, as of such date, (a) all principal of and interest accrued to such date which constitute Obligations shall have been paid in full in cash, (b) all fees, expenses and other amounts then due and payable which constitute Obligations shall have been paid in cash, (c) all outstanding Letters of Credit shall have been (i) terminated, (ii) fully Cash Collateralized or (iii) secured by one or more letters of credit on terms and conditions, and with one or more financial institutions, reasonably satisfactory to the applicable L/C Issuer and (d) the Commitments shall have expired or been terminated in full.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination.
     “GAAP Investment” means any Investment of the types specified in clauses (a) or (b) of the definition of the term “Investment” herein.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).
     “Guarantee” means, as to any Person, (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, reimbursement obligations under letters of credit and any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith. The term “Guarantee” as a verb has a corresponding meaning.
     “Guarantors” means each Person identified as a “Guarantor” on the signature pages hereto (including L-3 Communications Holdings, Inc.) and each other Person that joins as a Guarantor pursuant to Section 7.08, together with their successors and permitted assigns.
     “Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders pursuant to Article IV hereof.
     “Guaranty Release Date” means the date the Guarantees of the Subsidiaries are released in accordance with the terms of Section 11.19.
     “Holdings” means L-3 Communications Holdings, Inc., a Delaware corporation.
     “Immaterial Subsidiary” means, at any time, any Subsidiary which does not have assets exceeding 5.0% of the Consolidated Total Assets; provided however, that if any Subsidiary is a not a Wholly Owned Subsidiary, the assets of such Subsidiary to be included in the above calculation shall be reduced by the portion of the minority interest for such Subsidiary as reported in the Borrower’s consolidated balance sheet; provided, further that for purposes of Section 9.01(f), any two or more Subsidiaries having aggregate assets of 5.0% or more of the Consolidated Total Assets (calculated, in the case of Non-Wholly Owned Subsidiaries, in accordance with the preceding proviso) shall not be considered Immaterial Subsidiaries.
     “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all obligations of such Person for borrowed money (including the Loans hereunder) or for the deferred purchase price of property or services to the extent, if any, reflected as a liability on the balance sheet of such Person in accordance with GAAP (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices and accrued expenses incurred in the ordinary course of business);
     (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument;

     (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person and all reimbursement and other obligations with respect to any letters of credit (including the Letters of Credit hereunder) and surety bonds, whether or not matured or drawn;
     (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof;
     (e) the Attributable Indebtedness of such Person with respect to Capital Leases, Synthetic Lease Obligations and Securitization Transactions;
     (f) all obligations of such Person with respect to any Disqualified Preferred Stock; and
     (g) all Guarantees of such Person in respect of any of the foregoing.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitees” has the meaning specified in Section 11.04(b).
     “Information” has the meaning specified in Section 11.07.
     “Insolvent” means, with respect to any Multiemployer Plan, the meaning of such term provided in Section 4245 of ERISA. Derivatives of such term have corresponding meanings.
     “Intellectual Property” has the meaning specified in Section 6.09.
     “Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.
     “Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Revolving Loan Notice or one day, one week, two weeks, nine months or twelve months thereafter, as requested by the Borrower and consented to by all the Lenders; provided that:
     (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (iii) no Interest Period shall extend beyond the Maturity Date.
     “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a division or business unit.
     “ISP” means, with respect to any standby Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
     “Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.
     “Joinder Agreement” means a joinder agreement substantially in the form of Exhibit G executed and delivered by a direct or indirect Subsidiary (other than an Immaterial Subsidiary) in accordance with the provisions of Section 7.08.
     “Joint Book Running Managers” means each of Banc of America Securities LLC, Barclays Capital, the investment banking division of Barclays Bank PLC, The Bank of Nova Scotia, SG Americas Securities, LLC, and Calyon New York Branch.
     “Joint Lead Arranger” means each of Banc of America Securities LLC, Barclays Capital, the investment banking division of Barclays Bank PLC, The Bank of Nova Scotia, SG Americas Securities, LLC and Calyon New York Branch.
     “Laws” means as to any Person, any law, treaty, executive order, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any Unreimbursed Amount in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.
     “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
     “L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder and any other Lender in its capacity as issuer of Letters of Credit hereunder who has been selected by the Borrower and who has agreed to act as an L/C Issuer hereunder in accordance with the terms hereof or any successor issuer of Letters of Credit that agrees to act as an L/C Issuer at the request of the Borrower and to whom the Administrative Agent consents (such consent not to be unreasonably withheld).
     “L/C Obligations” means, as at any date of determination, the Dollar Equivalent of the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. For all purposes of this Agreement, if on any date of determination a standby Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
     “Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
     “Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a standby Letter of Credit or a commercial Letter of Credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.
     “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by an L/C Issuer.
     “Letter of Credit Expiration Date” means the day that is five days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).
     “Letter of Credit Fee” has the meaning specified in Section 2.03(i).
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease having substantially the same economic effect as any of the foregoing).
     “Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan or a Swing Line Loan.
     “Loan Documents” means this Agreement, each Note, each Issuer Document, and the Fee Letter, each as amended, modified, supplemented, extended, renewed, restated or substituted from time to time.
     “Loan Parties” means, collectively, the Borrower and each Guarantor.

     “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, property or condition (financial or otherwise) of Holdings, the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.
     “Materials of Environmental Concern” means any substances, materials or wastes of any nature, defined, listed or regulated as “hazardous” or “toxic” (or words of similar meaning) in or under, that could give rise to liability under, or are otherwise regulated by, any applicable Environmental Law, including, without limitation, asbestos or asbestos-containing material, polychlorinated biphenyls, urea-formaldehyde insulation, petroleum (including gasoline or crude oil or any fraction thereof) or petroleum products, explosive or radioactive materials, radon gas, or infectious or medical wastes.
     “Maturity Date” means October 23, 2012.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     “Net Proceeds” means (a) the aggregate cash proceeds (including Cash Equivalents) received by the Borrower or any of its Subsidiaries in respect of any conveyance, sale, lease, assignment, transfer or other disposition of property, business or assets (for the purposes of this definition, “Asset Sale”), in each case net of (without duplication) (i) the amount required to repay any Indebtedness (other than the Loans) secured by a Lien on any assets of the Borrower or a Subsidiary that are sold or otherwise disposed of in connection with such Asset Sale and (ii) reasonable and appropriate amounts established by the Borrower or such Subsidiary, as the case may be, as a reserve against liabilities associated with such Asset Sale and retained by the Borrower or such Subsidiary, (iii) the reasonable expenses (including legal fees and brokers’ and underwriters’ commissions, lenders fees, credit enhancement fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums and other customary fees, in any case, paid to third parties or, to the extent permitted hereby, Affiliates) incurred in effecting such Asset Sale and (iv) any taxes reasonably attributable to such Asset Sale and reasonably estimated by the Borrower or such Subsidiary to be actually payable, and (b) any cash payments received in respect of promissory notes or other evidences of Indebtedness delivered to the Borrower or such Subsidiary in respect of an Asset Sale.
     “Non-Guarantor Subsidiary” means any Consolidated Subsidiary of the Borrower that is not a Guarantor.
     “Non-Guarantor Operating Assets” means, as of any date of determination, the sum of (a) total assets of the Non-Guarantor Subsidiaries as determined according to the financial statements contained in the most recent SEC filing required by Section 7.01 minus (b) minority interests in Non-Guarantor Subsidiaries as determined according to the financial statements contained in the most recent SEC filing required by Section 7.01 plus (c) to the extent not otherwise included in clause (a) above, the aggregate amount of GAAP Investments of the Borrower, Holdings or any Consolidated Subsidiary in any Person that is not a Consolidated Subsidiary.
     “Non-Wholly Owned Subsidiary” means any Subsidiary of the Borrower that is not a Wholly Owned Subsidiary.
     “Nonconsenting Lender” has the meaning specified in Section 11.13.
     “Note” means the Revolving Notes and the Swing Line Note, individually or collectively, as appropriate.
     “Obligations” means all advances to, and debts, liabilities and obligations of, any Loan Party arising (i) under any Loan Document or (ii) otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. “Obligations” shall also include any Swap Contract between any Loan Party and any Lender or Affiliate of a Lender and all obligations under any Treasury Management Agreement between any Loan Party and any Lender or an Affiliate of any Lender.
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization.
     “Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Outstanding Amount” means (i) with respect to Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans occurring on such date; (ii) with respect to Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swing Line Loans occurring on such date; and (iii) with respect to any L/C Obligations on any date, the Dollar Equivalent of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

     “Overnight Rate” means, for any day, with respect to any amount denominated in Dollars, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation.
     “Participant” has the meaning specified in Section 11.06(d).
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
     “Performance Letter of Credit” means a standby Letter of Credit issued to ensure the performance of services and/or delivery of goods by or on behalf of the Borrower or any of its Subsidiaries.
     “Permitted Liens” means those Liens permitted to exist pursuant to Section 8.01.
     “Permitted Receivables Program” means any receivables securitization program pursuant to which the Borrower or any of the Subsidiaries sells accounts receivable and related receivables in a “true sale” transaction; provided, however, that any related Indebtedness incurred to finance the purchase of such accounts receivable does not exceed $250,000,000 at any time outstanding and such Indebtedness is not includible on the balance sheet of the Borrower or any Subsidiary in accordance with GAAP and applicable regulations of the SEC.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by, maintained by or contributed to the Borrower.
     “Platform” means Intralinks or another similar electronic system.
     “Post-Closing Net Asset Investment Amount” means, the excess, if any, of (a) the aggregate amount of (i) investments made by the Borrower and its Subsidiaries from and after the Closing Date in assets employed in their respective businesses or in a Similar Business and (ii) Acquisitions made by the Borrower and its Subsidiaries from and after the Closing Date minus (b) Net Proceeds received by the Borrower or any of its Subsidiaries from and after the Closing Date.
     “Pre-Closing Net Asset Investment Amount” means, the excess, if any, of (a) the aggregate amount of (i) investments made by the Borrower and its Subsidiaries during the period from and including March 9, 2005 to but not including the Closing Date in assets employed in their respective businesses or in a Similar Business and (ii) Acquisitions made by the Borrower and its Subsidiaries during the period from and including March 9, 2005 to but not including the Closing Date minus (b) Net Proceeds received by the Borrower or any of its Subsidiaries during the period from and including March 9, 2005 to but not including the Closing Date.
     “Pro Forma Basis” means, for purposes of calculating the financial covenants set forth in Section 8.08(a), (b) and (c), that any Acquisition shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such Acquisition for which the Borrower has delivered financial statements pursuant to Section 7.01. In connection with the foregoing, income statement items attributable to the Person or property or assets acquired shall be included to the extent relating to any period applicable in such calculations to the extent (i) such items are not otherwise included in such income statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 (provided, that any non-recurring consulting, investment banking, legal, accounting, auditing, financing, change of control and/or similar costs incurred in connection with any Acquisition and included in the income statement of the Person or property or assets acquired shall not be so included), (ii) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (iii) any Indebtedness incurred or assumed by the Borrower or any Subsidiary (including the Person or property acquired) in connection with such Acquisition and any Indebtedness of the Person or property acquired which is not retired in connection with such Acquisition (A) shall be deemed to have been incurred as of the first day of the most recent four fiscal quarter period preceding the date for such Acquisition and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the most recent four fiscal quarter period preceding the date for such Acquisition for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.
     “Properties” has the meaning specified in Section 6.10.
     “Ratings Agencies” means S&P, Moody’s and Fitch.
     “Register” has the meaning specified in Section 11.06(c).
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Reorganization” means, with respect to any Multiemployer Plan, has the meaning provided such term in Section 4241 of ERISA.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
     “Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Loans, a Revolving Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

     “Required Lenders” means, as of any date of determination, (a) Lenders having more than 50% of the Aggregate Revolving Commitments or (b) if the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have expired or been terminated pursuant to Section 9.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded from both the numerator and the denominator for purposes of making a determination of Required Lenders.
     “Responsible Officer” means the chief executive officer, president, senior vice president, vice president, controller, chief financial officer, treasurer or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock (other than Disqualified Preferred Stock) or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition of any such capital stock (other than Disqualified Preferred Stock) or other Equity Interest or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).
     “Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
     “Revaluation Date” means, with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by an L/C Issuer under any Letter of Credit denominated in an Alternative Currency, (iv) in the case of any Existing Letters of Credit denominated in an Alternative Currency, the Closing Date, (v) such other dates as the Borrower may reasonably request from time to time and (vi) such other dates as the applicable L/C Issuer or the Administrative Agent shall require provided that the Borrower receives prompt notice thereof.
     “Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth in the commitment notification delivered by the Administrative Agent and the Borrower to such Lender or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

     “Revolving Loan” has the meaning specified in Section 2.01.
     “Revolving Loan Notice” means a notice of (a) a Revolving Borrowing, (b) a conversion of Revolving Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
     “Revolving Note” has the meaning specified in Section 2.11(a).
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. and any successor thereto.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Securitization Transaction” means any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which the Borrower or any Subsidiary may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose Subsidiary or Affiliate of the Borrower.
     “Similar Business” means a business, at least a majority of whose revenues in the most recently ended calendar year were derived from (a) the sale of defense or homeland security products, electronics, communications systems, aerospace products, avionics products and/or communications products, (b) any services related thereto, (c) any business of the Borrower and/or its Subsidiaries existing as of the Closing Date, (d) any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto and (e) any combination of any of the foregoing.
     “Single Employer Plan” means any Pension Plan maintained solely by Holdings, the Borrower or any ERISA Affiliates.
     “Spot Rate” for any Alternative Currency on any date means the rate quoted by the applicable L/C Issuer as the spot rate for the purchase by such L/C Issuer of such Alternative Currency with Dollars through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to such date; provided that, if agreed to by the Borrower, such L/C Issuer may obtain such spot rate from another financial institution designated by such L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such Alternative Currency; and provided further that such L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.
     “Subordinated Debt” means the Existing Subordinated Debt and any Additional Subordinated Debt.
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which the shares of stock or other interests having ordinary voting power for the election of a majority of the board of directors or other governing body

(other than stock or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
     “Swap Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.
     “Swap Contract Obligations” means the obligations of the Borrower or any of its Subsidiaries to make payments to counterparties under Swap Contracts in the event of the occurrence of a termination event thereunder.
     “Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.
     “Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.
     “Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
     “Swing Line Loan” has the meaning specified in Section 2.04(a).
     “Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.
     “Swing Line Note” has the meaning specified in Section 2.11.
     “Swing Line Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the Aggregate Revolving Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.
     “Syndication Agent” means Barclays Capital, the investment banking division of Barclays Bank PLC.
     “Synthetic Lease Obligation” means the monetary obligation of a Person under a so called synthetic or off balance sheet lease which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).

     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Threshold Amount” means $50,000,000.
     “Total Assets” means, as of any date of determination, the sum of (a) total assets of Holdings, the Borrower and its Consolidated Subsidiaries as determined according to the financial statements contained in the most recent SEC filing required by Section 7.01 minus (b) minority interests in Non-Guarantor Subsidiaries as determined according to the financial statements contained in the most recent SEC filing required by Section 7.01 minus (c) the net book value (as determined according to the financial statements contained in the most recent SEC filing required by Section 7.01) of all assets of Holdings that are subject to a Lien not in favor of (i) the Administrative Agent for the benefit of the holders of the Obligations or (ii) the Borrower.
     “Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
     “Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.
     “Type” means, with respect to a Revolving Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
     “UCP” means the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, as the same may be amended from time to time.
     “United States” and “U.S.” mean the United States of America.
     “Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
     “Voting Stock” means, of any Person, as of any date, the Equity Interest of such Person that is at the time entitled to vote in the election of the board of directors of such Person.
     “Wholly Owned Subsidiary” means a Subsidiary of the Borrower, the Equity Interest of which is 100% owned and controlled, directly or indirectly, by the Borrower.
     “2005 Indenture” means that certain indenture dated as of July 29, 2005 between the Borrower and The Bank of New York, as trustee, as such indenture may be amended, modified, restated or supplemented and in effect from time to time in accordance with the terms hereof and thereof.
     “2005 Senior Subordinated Note Documents” means the 2005 Senior Subordinated Notes and the 2005 Indenture.

     “2005 Senior Subordinated Notes” means those certain 6 3/8% guaranteed senior subordinated notes due 2015 issued by the Borrower under the 2005 Indenture in the original principal amount of $1,000,000,000, together with any note issued in exchange or substitution therefor, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
     “2009 Indenture” means that certain indenture dated as of October 2, 2009 between the Borrower and The Bank of New York Mellon, as trustee, as such indenture may be amended, modified, restated or supplemented and in effect from time to time in accordance with the terms hereof and thereof.
     “2009 Senior Note Documents” means the 2009 Senior Notes and the 2009 Indenture.
     “2009 Senior Notes” means those certain 5.20% senior notes due 2019 issued by the Borrower under the 2009 Indenture in the original principal amount of $1,000,000,000, together with any note issued in exchange or substitution therefor, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
1.02 Other Interpretive Provisions.
     With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03 Accounting Terms.
     (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, applied consistently throughout the periods reflected therein, except as otherwise specifically prescribed herein. For the avoidance of doubt, any obligations or liabilities of a Person which are identified in footnote disclosures but not the balance sheet of such Person shall not be considered liabilities on the balance sheet of such Person under GAAP.
     (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) if a request for such an amendment has been made, the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     (c) Pro Forma Basis Calculation. Notwithstanding the foregoing, the parties hereto acknowledge and agree that all calculations of the Consolidated Interest Coverage Ratio, Consolidated Leverage Ratio and the Consolidated Senior Leverage Ratio for purposes of determining compliance with Section 8.08(a), (b) and (c) shall be made on a Pro Forma Basis.
1.04 Rounding.
     Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).
1.05 Exchange Rates; Currency Equivalents.
     The applicable L/C Issuer shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of L/C Credit Extensions and Outstanding

Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the applicable L/C Issuer.
1.06 Additional Alternative Currencies.
     Any request for a Letter of Credit in a currency not otherwise specified in the definition of “Alternative Currency” shall be made to the Administrative Agent not later than 11:00 a.m., five (5) Business Days prior to the date of the desired L/C Credit Extension (or such other time or date as may be agreed by the Administrative Agent and the applicable L/C Issuer, in their sole discretion). In the case of any such request, the Administrative Agent shall promptly notify such L/C Issuer thereof. Such L/C Issuer shall notify the Administrative Agent, not later than 11:00 a.m., two Business Days after receipt of such request whether it consents to the issuance of Letters of Credit in such requested currency and, if such L/C Issuer so consents, such currency shall thereupon be deemed with respect to such L/C Issuer, an Alternative Currency. Any failure by the applicable L/C Issuer to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such L/C Issuer to permit Letters of Credit to be issued in such requested currency. The Administrative Agent shall promptly notify the Borrower of the applicable L/C Issuer’s response to any request pursuant to this Section 1.06.
1.07 Times of Day.
     Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.08 Letter of Credit Amounts.
     Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01 Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower in Dollars from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate

Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment. Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
2.02 Borrowings, Conversions and Continuations of Revolving Loans.
     (a) Each Revolving Borrowing, each conversion of Revolving Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans and (ii) on the requested date of any Borrowing of Base Rate Revolving Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration, the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurodollar Rate Loans, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation of Eurodollar Rate Loans, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Revolving Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Revolving Loans shall be in a principal amount of $2,000,000 or a whole multiple of $100,000 in excess thereof. Each Revolving Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Revolving Borrowing, a conversion of Revolving Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Loans to be borrowed, converted or continued, (iv) the Type of Revolving Loans to be borrowed or to which existing Revolving Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Revolving Loan in a Revolving Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Revolving Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

     (b) Following receipt of a Revolving Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Revolving Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding Section. In the case of a Revolving Borrowing, each Lender shall make the amount of its Revolving Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Revolving Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
     (c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.
     (d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
     (e) After giving effect to all Revolving Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than twenty Interest Periods in effect with respect to Revolving Loans.
2.03 Letters of Credit.
     (a) The Letter of Credit Commitment.
     (i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in an Alternative Currency for the account of the Borrower or any of its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Revolving Commitments and (y) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
     (ii) No L/C Issuer shall issue any Letter of Credit, if the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.
     (iii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:
     (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the applicable L/C Issuer from issuing such Letter of Credit, or any Law applicable to the applicable L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the applicable L/C Issuer shall prohibit, or request that the applicable L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the applicable L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the applicable L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the applicable L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the applicable L/C Issuer in good faith deems material to it;
     (B) the issuance of such Letter of Credit would violate one or more policies of the applicable L/C Issuer; or
     (C) except as otherwise agreed by the Administrative Agent and the applicable L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency.
     (D) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, provided that the events described in this clause (D) shall not relieve the L/C Issuer from its obligations to issue any Letter of Credit if (1) the provisions of Section 2.16(d) are available to be utilized by the L/C Issuer on the date of issuance of the Letter of Credit to reallocate the Applicable Percentages of the non-Defaulting Lenders so as to eliminate the L/C Issuer’s risk with respect to such Defaulting Lender by reducing such Defaulting Lender’s Applicable Percentage with respect to such Letter of Credit to zero or (2) if the provisions of Section 2.16(d) are not available for use as described in clause (1), the L/C Issuer has entered into satisfactory arrangements with the Borrower (such as through the delivery of Cash Collateral) or such Defaulting Lender to eliminate the L/C Issuer’s risk with respect to such Defaulting Lender, including as described in Section 2.15.
     (iv) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) the applicable L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
     (v) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.
     (b) Procedures for Issuance and Amendment of Letters of Credit; Auto Extension Letters of Credit.
     (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days or, in the case of Letters of Credit denominated in an Alternative Currency, three Business Days (or such later date and time as the Administrative Agent and the applicable L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and requested currency thereof and in the absence of specification of currency shall be deemed a request for a Letter of Credit denominated in Dollars; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the applicable L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the applicable L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable L/C Issuer or the Administrative Agent may reasonably require.
     (ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the applicable L/C Issuer will provide the Administrative Agent with a copy thereof and inform the Administrative Agent whether such Letter of Credit Application is for a Financial Letter of Credit, a Performance Letter of Credit or a commercial Letter of Credit. Unless the applicable L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 5.02 shall not then be satisfied, then, subject to the terms and conditions hereof, the applicable L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the applicable L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.
     (iii) If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto Extension Letter of Credit”); provided that any such Auto Extension Letter of Credit must permit the applicable L/C Issuer to prevent any such extension at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non Extension Notice Date”) in each such twelve month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to the applicable L/C Issuer for any such extension. Once an Auto Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the applicable L/C Issuer shall not permit any such extension if (A) the applicable L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non Extension Notice Date from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each such case directing the applicable L/C Issuer not to permit such extension.

     (iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. Each L/C Issuer shall provide the Administrative Agent with a written update on a monthly basis of the outstanding Letters of Credit for which it is the L/C Issuer, and the Administrative Agent shall promptly send a copy of each such update to the Borrower upon its receipt.
     (c) Drawings and Reimbursements; Funding of Participations.
     (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof, including, in the case of a Letter of Credit denominated in an Alternative Currency, both the Alternative Currency amount of such drawing and the estimated Dollar Equivalent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the applicable L/C Issuer through the Administrative Agent in Dollars in the Dollar Equivalent of the amount of the applicable drawing in such Alternative Currency as so notified by the applicable L/C Issuer; provided, that, with respect to any reimbursement obligations of the Borrower arising from the presentment to the applicable L/C Issuer of a draft under a Letter of Credit denominated in an Alternative Currency, the Borrower may make payment in the applicable Alternative Currency if such payment is received by the applicable L/C Issuer on the date such draft is paid by the applicable L/C Issuer. Not later than 3:00 p.m. on the date of any payment by the applicable L/C Issuer under a Letter of Credit if the applicable L/C Issuer delivers notice of such payment by 11:00 a.m. on such day (or, if notice of such payment by the applicable L/C Issuer is delivered after 11:00 a.m., not later than 10:00 a.m. the next succeeding Business Day) (each such date, an “Honor Date”), the Borrower shall reimburse the applicable L/C Issuer in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by the time set forth in the preceding sentence, the amount of the unreimbursed drawing shall become the unreimbursed amount (the “Unreimbursed Amount”). The Administrative Agent shall promptly notify each Lender of the Honor Date, the Unreimbursed Amount, and the amount of such Lender’s Applicable Percentage thereof. Any notice given by the applicable L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
     (ii) Each Lender with a Revolving Commitment shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer, in Dollars, at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer in Dollars.

     (iii) Any Unreimbursed Amount shall be due and payable on demand and shall bear interest at (A) the rate applicable to Base Rate Loans from the Honor Date to the date of reimbursement is required pursuant to Section 2.03(c)(i) and (B) thereafter, the Default Rate. Each Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such Unreimbursed Amount and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
     (iv) Until each Lender funds its L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the applicable L/C Issuer.
     (v) Each Lender’s obligation to make L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the applicable L/C Issuer, the Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by the applicable L/C Issuer under any Letter of Credit, together with interest as provided herein.
     (vi) If any Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the applicable L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the applicable L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the applicable L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
     (d) Repayment of Participations.
     (i) At any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the applicable L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.
     (ii) If any payment received by the applicable L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the applicable L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the applicable L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent (on behalf of the applicable L/C Issuer), plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Obligations Absolute.
     (i) The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each Unreimbursed Amount shall be absolute and unconditional under any and all circumstances and irrespective of any set off, counterclaim or defense to payment which the Borrower may have or have had against the applicable L/C Issuer, any Lender or any beneficiary of a Letter of Credit.
     (ii) The Borrower also agrees with the L/C Issuers that the L/C Issuers, the Administrative Agent and their respective Related Parties shall not be responsible for, and the Borrower’s obligation to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each Unreimbursed Amount shall not be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon (or any other instrument transferring or assigning such Letter of Credit), even though such documents shall in fact prove to be invalid, fraudulent or forged (unless the applicable L/C Issuer has actual knowledge of such invalidity, fraud or forgery), (ii) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred, or (iii) any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.
     (iii) Neither the applicable L/C Issuer, nor any Lender, nor, the Administrative Agent and their respective Related Parties shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the applicable L/C Issuer’s gross negligence or willful misconduct.
     (iv) The Borrower agrees that any action taken or omitted by the applicable L/C Issuer under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the applicable L/C Issuer, the Administrative Agent, any Lender or any of their respective Related Parties to the Borrower.
     (v) If any draft shall be presented for payment under any Letter of Credit, the responsibility of the applicable L/C Issuer to the Borrower in connection with such draft shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment appear on their face to be in conformity with such Letter of Credit.
     The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.
     (f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or ascertain or inquire as to the authority of the Person executing or delivering any such document. None of the applicable L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the applicable L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. Notwithstanding anything in clauses (i) through (v) of Section 2.03(e) to the contrary, the Borrower may have a claim against the applicable L/C Issuer, and the applicable L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which were caused by the applicable L/C Issuer’s willful misconduct or gross negligence or the applicable L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.
     (g) [Intentionally Omitted].
     (h) Applicability of ISP or UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a standby Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to such Letter of Credit, and when a commercial Letter of Credit is issued, the rules of the UCP shall apply to such commercial Letter of Credit.

     (i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
     (j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to each L/C Issuer for its own account, in Dollars, a fronting fee with respect to each Letter of Credit issued by such L/C Issuer, at a rate per annum, in the case of Bank of America, in its capacity as L/C Issuer, specified in the Fee Letter and in the case of any other L/C Issuer, as may be agreed upon between the Borrower and such L/C Issuer, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the last Business Day of each March, June, September and December in respect of the most recently ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. In addition, the Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
     (k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
     (l) Determination of Exchange Rate. On each Revaluation Date with respect to each outstanding Letter of Credit denominated in an Alternative Currency, the applicable L/C Issuer shall determine the Spot Rate as of such Revaluation Date with respect to the applicable Alternative Currency and shall promptly notify the Administrative Agent and the Borrower thereof and of the Dollar Equivalent of all Letters of Credit denominated in such Alternative Currency outstanding on such Revaluation Date. The Spot Rate so determined shall become effective on such Revaluation Date and shall remain effective until the next succeeding Revaluation Date.
     (m) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of

Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
2.04 Swing Line Loans.
     (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan. Notwithstanding anything contained herein to the contrary, so long as any Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan, provided that the Swing Line Lender will not be relieved of its obligations to fund any Swing Line Loan if (i) the provisions of Section 2.16(d) are available to be utilized by the Swing Line Lender on the date the Swing Line Loan is funded to reallocate the Applicable Percentages of the non-Defaulting Lenders so as to eliminate the Swing Line Lender’s risk with respect to such Defaulting Lender by reducing such Defaulting Lender’s Applicable Percentage with respect to such Swing Line Loan to zero or (ii) if the provisions of Section 2.16(d) are not available for use as described in clause (i), the Swing Line Lender is otherwise satisfied that the related exposure will be covered by the Commitments of the non-Defaulting Lenders or has entered into satisfactory arrangements with the Borrower (such as through the delivery of Cash Collateral) or such Defaulting Lender to otherwise eliminate the Swing Line Lender’s risk with respect to such Defaulting Lender.
     (b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 3:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.
     (c) Participations in Swing Line Loans.
     (i) The Swing Line Lender at any time in its sole and absolute discretion may request in writing that each Lender with a Revolving Commitment fund its risk participation in any Swing Line Loan. Upon receipt of such request, each Lender shall make an amount equal to its Applicable Percentage of the amount of the applicable Swing Line Loan specified in such written request available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such request. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
     (ii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error.
     (iii) Each Lender’s obligation to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

     (d) Repayment of Participations.
     (i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.
     (ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its risk participation pursuant to this Section 2.04 to pay such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.
     (f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
2.05 Prepayments.
     (a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty, except as set forth in Section 3.05; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Revolving Loans; and (ii) any prepayment shall be in a principal amount of $2,000,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Revolving Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Revolving Loans of the Lenders in accordance with their respective Applicable Percentages.

     (b) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
     (c) If for any reason the Total Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrower shall immediately prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Revolving Loans the Total Outstandings exceed the Aggregate Revolving Commitments then in effect. If for any reason the Outstanding Amount of all Swing Line Loans exceed the Swing Line Sublimit, the Borrower shall immediately prepay the Swing Line Loans in an aggregate amount equal to such excess.
2.06 Termination or Reduction of Commitments.
     The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $100,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Revolving Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Commitments, such Swing Line Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.
2.07 Repayment of Loans.
     (a) The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date.
     (b) The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date within one Business Day of demand therefor by the Swing Line Lender and (ii) the Maturity Date.

2.08 Interest.
     (a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Revolving Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.
(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.09 Fees.
     In addition to certain fees described in subsections (i) and (j) of Section 2.03:
     (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Section 5.02 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

     (b) Other Fees. The Borrower shall pay to Banc of America Securities LLC and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.10 Computation of Interest and Fees.
     All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360 day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
2.11 Evidence of Debt.
     (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such Note shall (i) in the case of Revolving Loans, be in the form of Exhibit C (a “Revolving Note”), and (ii) in the case of Swing Line Loans, be in the form of Exhibit D (a “Swing Line Note”). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
     (b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback.
     (a) General. All payments to be made by the Borrower shall be made without deduction for any counterclaim or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein; provided, that with respect to any reimbursement obligations of the Borrower arising from the presentment to the applicable L/C Issuer of a draft under a Letter of Credit denominated in an Alternative Currency, the Borrower may make payment in the applicable Alternative Currency if such payment is received by the applicable L/C Issuer on the date such draft is paid by the applicable L/C Issuer. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Revolving Borrowing of Eurodollar Rate Loans (or, in the case of any Revolving Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Revolving Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Revolving Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Revolving Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Revolving Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender’s share of the applicable Revolving Borrowing is not made available to the Administrative Agent by such Lender within three Business Days of the date such amount is made available to the Borrower, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans hereunder, on demand, from the Borrower. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Revolving Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Loan included in such Revolving Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
     (ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the applicable L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
     (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Revolving Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan, to purchase its participation or to make its payment under Section 11.04(c).
     (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders.
     If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Revolving Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Revolving Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Revolving Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and other amounts owing them, provided that:
     (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
     Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
2.14 [Intentionally Omitted].
2.15 Cash Collateral and Other Credit Support.
     (a) Certain Credit Support Events; Grant of Security Interest.
     (i) Upon the request of the Administrative Agent, (A) if the applicable L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an Unreimbursed Amount, or (B) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, within two Business Days of the occurrence of any event in (A) or (B) above, Cash Collateralize the then Outstanding Amount of all L/C Obligations.

     (ii) If the Administrative Agent notifies the Borrower at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 102% of the Aggregate Revolving Commitments then in effect, then, within two Business Days after receipt of such notice, the Borrower shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the Aggregate Revolving Commitments then in effect.
     (iii) (x) Sections 2.05(c) and 9.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder, (y) Section 2.03(a)(iii)(D) contemplates the delivery of Cash Collateral or other credit support in certain circumstances to support the issuance of Letters of Credit, and (z) Section 2.04 contemplates the delivery of Cash Collateral or other credit support in connection with the issuance of Swing Line Loans. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swing Line Lender), a security interest in all such cash, deposit accounts and all balances therein, and all other property provided as collateral pursuant to Section 2.03, Section 2.04, Section 2.05(c) and Section 9.02(c), and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked deposit accounts at Bank of America. For the avoidance of doubt, to the extent that any other Person may have a superior or equal claim, by virtue of an intercreditor arrangement, tag-along right or any other term in any other document or instrument, to share in any Cash Collateral or other credit support provided pursuant to any of the aforementioned sections of this Agreement, the L/C Issuer, Swing Line Lender or Administrative Agent, as applicable, may take such provisions into account in determining whether Cash Collateral or other credit support is satisfactory. For purposes of this Section 2.15, Section 2.03, Section 2.04, Section 2.05(c), Section 9.02(c) and Section 9.03, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the applicable L/C Issuer and the Lenders (including, the Swing Line Lender) cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings.
     (b) Application. Notwithstanding anything to the contrary contained in this Agreement, (i) Cash Collateral or other credit support (and proceeds thereof) provided by any Defaulting Lender pursuant to Sections 2.03 or 2.04 to support the obligations of such Lender in respect of Letters of Credit or Swing Line Loans shall be held and applied, first, to fund the L/C Advances of such Lender, such Lender’s funding of participations in Swing Line Loans, or such Lender’s Applicable Percentage of Base Rate Revolving Loans used to repay Unreimbursed Amounts, L/C Advances or Swing Line Loans with respect to which such collateral or other credit support was provided, as applicable, and, second, to fund any interest accrued for the benefit of the L/C Issuer or Swing Line Lender pursuant to Sections 2.03(c)(vi) and 2.04(c)(ii) allocable to such Lender, and (ii) Cash Collateral and other credit support (and proceeds thereof) otherwise provided by or on behalf of any Loan Party under Sections 2.03, 2.04, 2.05(c) or 9.02(c) to support L/C Obligations or Swing Line Loans shall be held and applied, first, to the satisfaction of the specific L/C Obligations, Swing Line Loans or obligations to fund participations therein of the applicable Defaulting Lender for which the Cash Collateral or other credit support was so provided and, second, if remedies under Section 9.02 shall have been exercised, to the application of such collateral or other credit support (or proceeds thereof) to any other Obligations in accordance with Section 9.03.
     (c) Release. Cash Collateral and other credit support provided under Sections 2.03 or 2.04 in connection with any Lender’s status as a Defaulting Lender shall be released to the Person that provided such collateral or other credit support (except as the L/C Issuer, Swing Line Lender and the Person providing such collateral or other credit support may agree otherwise (as applicable)) promptly following the earlier to occur of (A) the termination of such Lender’s status as a Defaulting Lender or (B) following the L/C Issuer’s or Swing Line Lender’s (as applicable) good faith determination that there remain outstanding no L/C Obligations or Swing Line Loans, as applicable, as to which it has actual or potential fronting exposure in relation to such Lender as to which it desires to maintain Cash Collateral or other credit support; subject, however, to the additional condition that, as to any such collateral or other credit support provided by or on behalf of a Loan Party, no Default or Event of Default shall then have occurred and be continuing
2.16 Defaulting Lenders.
     Notwithstanding anything to the contrary contained in this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
     (a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.
     (b) Reallocation of Loan Payments. Any payment or prepayment (i) of any portion of the principal amount of Loans of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) shall be applied, first, to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding, until such time as the Outstanding Amount of Revolving Loans of each Lender shall equal its pro rata share thereof based on its Applicable Percentage (without giving effect to subsection 2.16(d)) ratably to the Lenders in accordance with their Applicable Percentages of Loans being repaid or prepaid; second, to the then outstanding amounts (including interest thereon) owed under the terms hereof by such Defaulting Lender to the Administrative Agent or (to the extent the Administrative Agent has received notice thereof) to any other Lender, ratably to the Persons entitled thereto, third, to the posting of Cash Collateral in respect of its Applicable Percentage of L/C Obligations and Swing Line Loans, ratably to the L/C Issuer and Swing Line Lender in accordance with their respective applicable fronting exposures, and fourth, the balance, if any, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction, and (ii) of any other amounts thereafter received by the Administrative Agent for the account of such Defaulting Lender (including amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 11.08) to have been paid to such Defaulting Lender and applied on behalf of such Defaulting Lender, first, to the liabilities above referred to in item second of clause (i) above, second, to the matters above referred to in item third of clause (i) above, and third, the balance, if any, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any of such amounts as are reallocated pursuant to this subsection 2.16(b)) that are payable or paid (including pursuant to Section 11.08) to such Defaulting Lender shall be deemed paid to such Defaulting Lender and applied by the Administrative Agent on behalf of such Defaulting Lender, and each Lender hereby irrevocably consents thereto.
     (c) Certain Fees. Such Defaulting Lender (i) shall not be entitled to receive any commitment fee on the unused portion of its commitment pursuant to Section 2.09(a) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender in respect of its unused Commitment) and (ii) shall not be entitled to receive any Letter of Credit Fees pursuant to Section 2.03(i) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender). If any Defaulting Lenders’ L/C Obligations are neither cash collateralized nor reallocated pursuant to this Section 2.16, then, without prejudice to any rights or remedies of the L/C Issuer or any Lender hereunder, all fees payable to such Defaulting Lender under Section 2.03 shall be payable to the L/C Issuer until such L/C Obligations are cash collateralized or reallocated.
     (d) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender as to which the L/C Issuer or Swing Line Lender (as applicable) has not received Cash Collateral or other credit support acceptable to it in respect of the related participation and funding obligations of such Defaulting Lender, then upon the request of the L/C Issuer or Swing Line Lender (as applicable) to the Administrative Agent, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of such Defaulting Lender; provided, that, in all cases, the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans shall not exceed the positive difference, if any, between (1) the Commitment of such non-Defaulting Lender and (2) the aggregate Outstanding Amount of the Revolving Loans of such Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all other L/C Obligations (prior to giving effect to such reallocation), plus such Lender’s Applicable Percentage of the Outstanding Amount of all other Swing Line Loans (prior to giving effect to such reallocation). For the avoidance of doubt, this Section 2.16(d) will operate for the benefit of the L/C Issuer and the Swing Line Lender notwithstanding the fact that a Letter of Credit is issued or a Swing Line Loan is made at the time that one or more Defaulting Lenders exist hereunder (regardless of whether the L/C Issuer or the Swing Line Lender has notice thereof). Notwithstanding any provision contained herein to the contrary, during any period in which a Default or Event of Default has occurred and is continuing, the provisions of this Section 2.16(d) shall not apply.
A Lender that has become a Defaulting Lender because of an event referenced in the definition of Defaulting Lender may cure such status and shall no longer constitute a Defaulting Lender as a result of such event when (i) such Defaulting Lender shall have fully funded or paid, as applicable, all Loans, participations in respect of Letters of Credit or Swing Line Loans or other amounts required to be funded or paid by it hereunder as to which it is delinquent (together, in each case, with such interest thereon as shall be required to any Person as otherwise provided in this Agreement), (ii) the Administrative Agent and the Borrower shall have received a certification by such Defaulting Lender of its ability and intent to comply with the provisions of this Agreement going forward, and (iii) each of (w) the Administrative Agent, (x) the L/C Issuer, (y) the Swing Line Lender and any other Lender as to which a delinquent obligation was owed, and (z) in the case of the failure to fund any Loan, the Borrower, shall have determined (and notified the Administrative Agent) that they are satisfied, in their sole discretion, that such Defaulting Lender intends to continue to perform its obligations as a Lender hereunder and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder. No reference in this subsection to an event being “cured” shall by itself preclude any claim by any Person against any Lender that becomes a Defaulting Lender for such direct damages as may otherwise be available to such Person arising from any failure to fund or pay any amount when due hereunder or from any other event that gave rise to such Lender’s status as a Defaulting Lender.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01 Taxes.
     (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower or other payor shall be required by applicable law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the Administrative Agent, the Swing Line Lender, a Lender or an L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, the Swing Line Lender, each Lender and each L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) paid by the Administrative Agent, the Swing Line Lender, such Lender or such L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (excluding any such penalties, interest or expenses reasonably attributable to the gross negligence or willful misconduct of the Administrative Agent, the Swing Line Lender, such Lender or such L/C Issuer as finally determined by a court of competent jurisdiction), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Swing Line Lender, a

Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of the Swing Line Lender, a Lender or an L/C Issuer, shall be conclusive absent manifest error.
     (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, the Swing Line Lender, the Administrative Agent or any L/C Issuer, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender, the Swing Line Lender, the Administrative Agent or such L/C Issuer is subject to backup withholding or information reporting requirements. Each Lender, the Swing Line Lender, the Administrative Agent or any L/C Issuer shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate or form.
     Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), in each case only if such Foreign Lender is legally entitled to do so, whichever of the following is applicable:
     (i) properly completed and duly executed copies of Internal Revenue Service Form W-8BEN (or any subsequent versions thereof or successors thereto) claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (ii) properly completed and duly executed copies of Internal Revenue Service Form W-8ECI (or any subsequent versions thereof or successors thereto) claiming an exemption for effectively connected income,
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section

881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN (or any subsequent versions thereof or successors thereto), or
     (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax properly completed and duly executed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.
     (f) Treatment of Certain Refunds. If the Administrative Agent, the Swing Line Lender, any Lender or any L/C Issuer determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out of pocket expenses of the Administrative Agent, the Swing Line Lender, such Lender or such L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, the Swing Line Lender, such Lender or such L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, the Swing Line Lender, such Lender or such L/C Issuer in the event the Administrative Agent, the Swing Line Lender, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, the Swing Line Lender, any Lender or such L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
3.02 Illegality.
     If any Lender determines that as a result of any Change in Law it becomes unlawful, or any Governmental Authority asserts that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Revolving Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.

Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
3.03 Inability to Determine Rates.
     If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or (b) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Revolving Borrowing of Base Rate Loans in the amount specified therein.
3.04 Increased Costs; Reserves on Eurodollar Rate Loans.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or any L/C Issuer;
     (ii) subject any Lender or any L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or any L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such L/C Issuer); or
     (iii) impose on any Lender or any L/C Issuer or any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender, by an amount which such Lender deems to be material in its sole discretion, of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Borrower, through the Administrative Agent, of the event by reason of which it has become so entitled. If the Borrower so notifies the Administrative Agent within five Business Days after any Lender notifies the Borrower of any increased cost pursuant to the foregoing provisions of this Section, the Borrower may convert all Eurodollar Rate Loans of such Lender then outstanding into Base Rate Loans in accordance with the terms hereof.
     (b) Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), by an amount deemed by such Lender be material in its sole discretion, then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section, showing the calculation thereof, in reasonable detail, and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 120 days prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof).
     (e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.
3.05 Compensation for Losses.
     Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
     (a) any continuation, conversion, payment or prepayment of any Eurodollar Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
     (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Loan on the date or in the amount notified by the Borrower; or
     (c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;
including any loss or expense (but excluding loss of margin) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Such indemnification under this Section 3.05 may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (but excluding loss of margin) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. Each Lender claiming any payment pursuant to this Section 3.05 shall do so by giving notice thereof to the Borrower and the Administrative Agent (showing calculation of the amount claimed in reasonable detail) within 60 Business Days after a failure to borrow, convert or continue Eurodollar Rate Loans, or to prepay, after notice or after a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period therefor.
3.06 Mitigation Obligations; Replacement of Lenders.
     (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Sections 3.01, or if any lender gives a notice pursuant to Section 3.02, the Borrower may replace such Lender in accordance with Section 11.13.
3.07 Survival.
     All of the Borrower’s obligations under Sections 3.01, 3.02 and 3.05 shall survive termination of the Aggregate Revolving Commitments and repayment of all other Obligations hereunder.
ARTICLE IV
GUARANTY
4.01 The Guaranty.
     Each of the Guarantors hereby jointly and severally guarantees to each Lender, each Affiliate of a Lender that enters into a Swap Contract or a Treasury Management Agreement, and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.
     Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or Swap Contracts or Treasury Management Agreements, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.
4.02 Obligations Unconditional.
     The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Swap Contracts or Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been Fully Satisfied. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:
     (a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;
     (b) any of the acts mentioned in any of the provisions of any of the Loan Documents, any Swap Contract or any Treasury Management Agreement between the Borrower or any of its Subsidiaries and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents or such Swap Contracts shall be done or omitted;
     (c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Swap Contract or any Treasury Management Agreement between the Borrower or any of its Subsidiaries and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents or such Swap Contracts or such Treasury Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;
     (d) any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or
     (e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).
     With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Swap Contract or any Treasury Management Agreement between the Borrower or any of its Subsidiaries and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents or such Swap Contracts or such Treasury Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.
4.03 Reinstatement.
     The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
4.04 Certain Additional Waivers.
     Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.
4.05 Remedies.
     The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01.
4.06 Rights of Contribution.
     The Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Guarantor shall have a right of contribution from each other Guarantor in accordance with applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been Fully Satisfied, and none of the Guarantors shall exercise any such contribution rights until the Obligations have been Fully Satisfied.
4.07 Guarantee of Payment; Continuing Guarantee.
     The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.
ARTICLE V
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
5.01 Conditions of Initial Credit Extension.
     The obligation of any L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
     (a) Receipt by the Administrative Agent of the following:
     (i) executed counterparts of this Agreement and the other Loan Documents, each properly executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, by each Lender;
     (ii) copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;
     (iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;
     (iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that the Borrower and each Loan Party is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization or formation;
     (v) favorable opinions of Simpson Thacher & Bartlett LLP, special counsel to the Loan Parties and Steven M. Post, Senior Vice President, General Counsel and Corporate Secretary of the Borrower and Holdings, each addressed to the Administrative Agent and each Lender;

     (vi) a certificate signed by a Responsible Officer of the Borrower certifying (A) that there has been no event or circumstance since December 31, 2008 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect and (B) the current Debt Ratings; and
     (vii) a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 5.02(a) and (b) have been satisfied;
     (b) Any fees required to be paid pursuant to Section 2.09 on or before the Closing Date shall have been paid to the extent invoiced at least one Business Day prior to the Closing Date.
     (c) Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced at least one Business Day prior to the Closing Date.
     (d) The Indebtedness of Holdings, the Borrower and its Subsidiaries outstanding under the Existing Credit Agreement shall have been repaid and all commitments to provide loans thereunder shall have been terminated, in each case, on terms and conditions reasonably satisfactory to the Administrative Agent.
     (e) All material governmental and third party approvals necessary in connection with the financing contemplated hereby shall have been obtained and be in full force and effect.
5.02 Conditions to all Credit Extensions.
     The obligation of each Lender and each L/C Issuer to honor any Request for Credit Extension (other than a Revolving Loan Notice requesting only a conversion of Revolving Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:
     (a) The representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that to the extent the proceeds of a Credit Extension are used to repay commercial paper of the Borrower, the representations and warranties contained in Section 6.05(b) and Section 6.06 shall be excluded from the condition contained in this Section 5.02(a) with respect to such Credit Extension, to the extent of such proceeds.
     (b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

     (c) The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
     Each Request for Credit Extension (other than a Revolving Loan Notice requesting only a conversion of Revolving Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants to the Administrative Agent and the Lenders (with respect to Holdings, only until such time as Holdings is merged with and into the Borrower) that:
6.01 Corporate Existence; Compliance with Law.
     (a) Each of Holdings and the Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) each other Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except to the extent that the failure to comply with this Section 6.01(b) would not cause the Borrower and its Subsidiaries to be in violation of Section 7.08(c). Each of Holdings, the Borrower and the other Loan Parties (i) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (ii) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (iii) is in compliance with all Laws except in each case referred to in clause (i), (ii) or (iii), to the extent that the failure to do so could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
6.02 Corporate Power; Authorization; Enforceable Obligations.
     Each of Holdings, the Borrower and its Subsidiaries has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of such Loan Documents. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which the Borrower and each other Loan Party is a party, except in each case for those consents or authorizations which have been obtained on or prior to the Closing Date. This Agreement has been, and each other Loan Document will be, duly executed and delivered on behalf of the Borrower and each other Loan Party. This Agreement constitutes, and each other Loan Document to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of each Loan Party thereto enforceable against each such Loan Party, as the case may be, in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
6.03 No Legal Bar.
     Except as could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the execution, delivery and performance of each Loan Document, the borrowing and use of the proceeds of the Loans and the consummation of the transactions contemplated by the Loan Documents: (a) will not violate any Law or any Contractual Obligation applicable to or binding upon Holdings, the Borrower or any Subsidiary of the Borrower or any of their respective properties or assets, (b) will not violate any provision of any Organization Document of Holdings, the Borrower or any Subsidiary of the Borrower and (c) will not result in the creation or imposition of any Lien on any of its properties or assets pursuant to any Law applicable to it or any of its Contractual Obligations. Each Credit Extension hereunder constitutes “Senior Debt” under and, as defined in, the 2005 Indenture.
6.04 Purpose of Loans.
     The proceeds of the Revolving Loans shall be used by the Borrower (i) to pay fees and expenses related to the preparation and negotiation of this Agreement and the other Loan Documents, (ii) for working capital, capital expenditures and other lawful corporate purposes, including, without limitation, the making of Investments permitted under Section 8.02 and (iii) to support the issuance of letters of credit for lawful corporate purposes.
6.05 Financial Condition; No Change.
     (a) The audited consolidated balance sheets at December 31, 2008 and the related statements of income and cash flows of Holdings and its Subsidiaries for the fiscal year then ended, certified by PricewaterhouseCoopers L.L.P. have been delivered to the Administrative Agent and the Lenders and have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited financial statements, for the absence of footnotes and normal year-end audit adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.
     (b) Since December 31, 2008, there has been no development, event or circumstance which has had or could reasonably be expected to have a Material Adverse Effect.
6.06 No Material Litigation.
     Except as set forth on Schedule 6.06, no litigation by, investigation by, or proceeding of or before any arbitrator or any Governmental Authority is pending or, to the knowledge of the Borrower, overtly threatened by or against Holdings, the Borrower or any of its Subsidiaries or against any of its or their respective properties or revenues with respect to any Loan Document or any of the transactions contemplated hereby or thereby or which could reasonably be expected to have a Material Adverse Effect. For the avoidance of doubt, if any litigation, investigation or proceeding identified on Schedule 6.06 shall result in a Material Adverse Effect, the Loan Parties hereby agree that the Lenders shall be under no obligation to make any Loan and the L/C Issuers shall be under no obligation to issue or extend any Letter of Credit hereunder.
6.07 No Default.
     Neither Holdings, the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
6.08 Ownership of Property; Liens.
     Each of Holdings, the Borrower and its Subsidiaries (a) has good record and insurable title in fee simple to, or a valid leasehold interest in, all its real property and (b) has good title to, or a valid leasehold interest in, all its other property, except for such defects in title or interest as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
6.09 Intellectual Property.
     Each of Holdings, the Borrower and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know how and processes necessary for the conduct of its business as currently conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect (the “Intellectual Property”). To the best of the Borrower’s knowledge, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any valid basis for any such claim which in either case could reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by Holdings, the Borrower and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
6.10 Environmental Matters.
     Except insofar as any exception to any of the following, or any aggregation of such exceptions, is not reasonably likely to result in a Material Adverse Effect:
     (a) The facilities and properties owned, leased or operated by Holdings, the Borrower or any of its Subsidiaries (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could reasonably be expected to give rise to liability under, any applicable Environmental Law.
     (b) None of Holdings, the Borrower nor any of its Subsidiaries has received any written notice of violation, alleged violation, non compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.
     (c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, any applicable Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law.
     (d) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which Holdings, the Borrower or any Subsidiary is or, to the knowledge of the Borrower, will be named as a party or with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.
     (e) There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of Holdings, the Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably give rise to liability under any applicable Environmental Laws.
     (f) The Properties and all operations at the Properties are in compliance, and have in the last 3 years been in compliance, in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any applicable Environmental Law with respect to the Properties or the business operated by Holdings, the Borrower or any of its Subsidiaries (the “Business”) which could materially interfere with the continued operation of the Properties.
     (g) Holdings, the Borrower and its Subsidiaries hold and are in compliance with all Environmental Permits necessary for their operations.
6.11 Taxes.
     Each of Holdings, the Borrower and its Subsidiaries has filed or caused to be filed all material tax returns which, to the knowledge of the Borrower, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any material assessments made against it or any of its property (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings, the Borrower or its Subsidiaries, as the case may be); no material tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted with respect to any material tax, fee or other charge.

6.12 ERISA.
     (a) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) no Reportable Event has occurred with respect to any Single Employer Plan; (ii) all contributions required to be made with respect to a Plan have been timely made; (iii) none of Holdings, the Borrower nor any ERISA Affiliate has incurred any material liability to or on account of a Plan that remains unsatisfied pursuant to Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971, 4975 or 4980 of the Code or reasonably expects to incur any liability (including any indirect, contingent or secondary liability) under any of the foregoing Sections with respect to any Plan; (iv) no termination of, or institution of proceedings to terminate or appoint a trustee to administer, a Single Employer Plan has occurred; (v) each Plan has complied with the applicable provisions of ERISA and the Code (except that with respect to any Multiemployer Plan, such representation is deemed made only to the knowledge of the Borrower) and (vi) no violation of the minimum funding standards under Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA, extension of any amortization period (within the meaning of Section 412 of the Code) or Lien in favor of the PBGC or a Single Employer Plan has arisen or has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan.
     (b) Neither Holdings, the Borrower nor any ERISA Affiliate has had a complete or partial withdrawal from any Multiemployer Plan for which there is any outstanding material liability, and neither Holdings, the Borrower nor any ERISA Affiliate would become subject to any liability under ERISA if Holdings, the Borrower or any such ERISA Affiliate were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made in an amount which would be reasonably likely to have a Material Adverse Effect. To the knowledge of the Borrower, no Multiemployer Plan is in Reorganization or Insolvent except to the extent that any such event could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
6.13 Subsidiaries.
     The Domestic Subsidiaries of the Borrower and their respective jurisdictions of incorporation on the Closing Date shall be as set forth on Schedule 6.13. The exact legal name of each Loan Party is as set forth on the signature pages hereto.
6.14 Federal Regulations; Investment Company Act; Other Regulations.
     (a) No part of the proceeds of any Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.
     (b) None of Holdings, the Borrower or any of its Subsidiaries is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended. None of Holdings, the Borrower or any of its

Subsidiaries is subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board of Governors of the Federal Reserve System) which limits its ability to incur the types of Indebtedness comprising the Obligations.
6.15 Accuracy and Completeness of Information.
     Neither (a) the Confidential Executive Summary nor (b) any other information, report, financial statement, exhibit or schedule furnished in writing by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or included herein or delivered pursuant hereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized assumptions believed by it to be reasonable in the preparation of such information, report, financial statement, exhibit or schedule.
6.16 Labor Matters.
     There are no strikes pending or, to the Borrower’s knowledge, overtly threatened against Holdings, the Borrower or any of its Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of Holdings, the Borrower and each of its Subsidiaries (and their predecessors) have not been in violation of the Fair Labor Standards Act or any other applicable Law, except to the extent such violations could not, or in the aggregate, be reasonably expected to have a Material Adverse Effect.
ARTICLE VII
AFFIRMATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 7.01, 7.02, and 7.03) cause each Subsidiary to:
7.01 Financial Statements.
     The Borrower will deliver to the Administrative Agent, whether or not the Borrower has a class of securities registered under the Exchange Act, (i) within 90 days after the end of each fiscal year of the Borrower, the annual reports and (ii) within 45 days after the end of each fiscal quarter of the Borrower, quarterly reports (except with respect to the fourth quarter of each fiscal year) that the Borrower would be required to file if the Borrower were subject to section 13(a) or 15(d) of the Exchange Act; provided, that any reports required to be delivered pursuant to this Section 7.01 which are made available on EDGAR or any successor system of the SEC shall be deemed delivered when so made available.

     All such financial reports shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by the accountants or officer auditing or preparing such financial reports, as the case may be, and disclosed therein) and, in the case of quarterly reports, subject to year-end audit adjustments and footnote disclosures.
7.02 Certificates; Other Information.
     Deliver to the Administrative Agent (who will make available to the Lenders), in form and detail satisfactory to the Administrative Agent and the Required Lenders:
     (a) within five days after the date on which Borrower delivers the annual financial statements required by Section 7.01, a certificate of its independent certified public accountants certifying such financial statements without material qualification;
     (b) within five days after the delivery of the financial statements required by Section 7.01, a certificate signed by a Responsible Officer of the Borrower (i) stating that, to the best of such Responsible Officer’s knowledge, during such period (A) no Subsidiary has been formed or acquired (or, if any such Subsidiary has been formed or acquired, the Borrower has complied with the requirements of Section 7.08 with respect thereto) and (B) such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) setting forth, in the form of the Compliance Certificate, the computation of the financial covenants in Section 8.08 as of the last day of the fiscal quarter most recently ended and (iii) setting forth the amount of Restricted Payments which the Borrower or any Subsidiary would be permitted to make pursuant to Section 8.06(d) as of the end of the fiscal quarter covered by such financial statements;
     (c) promptly, after their becoming available, copies of all proxy statements and all registration statements filed by the Borrower or Holdings under the Securities Act of 1933, as amended (other than registration statements on Form S-8 or any registration statement filed in connection with a dividend reinvestment plan), and regular and periodic reports, if any, which the Borrower or Holdings shall have filed with the SEC (or any governmental agency or agencies substituted therefore) under Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended, or with any national securities exchange (other than those which have already been delivered pursuant to Section 7.01 or on Form 11-K or any successor form); provided, that documents required to be delivered under this clause (c) which are made available on the internet via the EDGAR, or any successor, system of the SEC shall be deemed delivered when made so available; and
     (d) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

     The Lenders agree that the documents required to be delivered by the Borrower to the Administrative Agent pursuant to Section 7.01 may be delivered by the Administrative Agent to the Lenders electronically and shall be deemed to have been delivered by the Administrative Agent to the Lenders on the date on which such documents are posted by the Administrative Agent on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third party website or whether sponsored by the Administrative Agent).
7.03 Notices.
     (a) Promptly upon any Responsible Officer of the Borrower obtaining knowledge of any of the following, furnish to the Administrative Agent written notice of the following:
     (i) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
     (ii) the filing or commencement of any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against Holdings or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect; and
     (iii) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.
     (b) Notify the Administrative Agent of any material change in accounting policies or financial reporting practices by Holdings, the Borrower or any Subsidiary concurrently with the delivery of the financial statements required hereunder first affected by such change.
     The Administrative Agent agrees that it will promptly send to the Lenders any written notice received by the Administrative Agent pursuant to Section 7.03(a) or (b).
7.04 Payment of Taxes and Material Obligations.
     Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its (a) material taxes, fees, assessments, and other governmental charges and (b) other obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be, except in the case of clause (b), to the extent any failure to pay, discharge or otherwise satisfy could not reasonably be expected to have a Material Adverse Effect.
7.05 Conduct of Business; Maintenance of Existence and Property; Compliance with Law.
     Except as not prohibited by Sections 8.04 and 8.05, (a) continue to engage in business of the same general type as now conducted by it and/or any Similar Business; (b) with respect to Holdings and the Borrower (and with respect to the other Loan Parties, to the extent necessary to stay in compliance with Section 7.08(c)), preserve, renew and keep in full force and effect its corporate existence; (c) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except if (i) in the reasonable business judgment of the Borrower or such Subsidiary, as the case may be, it is in its best economic interest not to preserve and maintain such rights, privileges or franchises, and (ii) such failure to preserve and maintain such privileges, rights or franchises could not reasonably be expected to have a Material Adverse Effect; (d) keep all property useful and necessary in its business in good working order and condition (ordinary wear and tear and damage by fire and/or other casualty or taking by condemnation excepted) except to the extent that the failure to do so could not, in the aggregate, be reasonably expected to have a Material Adverse Effect; and (e) comply with all Contractual Obligations and applicable Laws except to the extent that the failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.
7.06 Maintenance of Insurance.
     The Borrower will maintain for itself and its Subsidiaries, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies of similar stature engaged in the same or similar businesses operating in the same or similar locations.
7.07 Inspection of Property; Books and Records.
     Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and with all applicable Law in all material respects shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records (except to the extent any such access is restricted by a Law) (and shall cause Holdings to permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records (except to the extent any such access is restricted by a Law)) at any reasonable time on a Business Day and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of Holdings, the Borrower and its Subsidiaries with officers and employees of Holdings, the Borrower and its Subsidiaries and with its independent certified public accountants; provided that the Administrative Agent or such Lender shall notify the Borrower prior to any contact with such accountants and give the Borrower the opportunity to participate in such discussions; provided, further, that the Borrower shall notify the Administrative Agent of any such visits, inspections or discussions prior to each occurrence thereof.
7.08 Guarantees.
     (a) At all times prior to the Guaranty Release Date, with respect to any Person that, subsequent to the Closing Date, becomes a direct or indirect Wholly Owned Subsidiary that is a Domestic Subsidiary of the Borrower (other than an Immaterial Subsidiary) promptly (and in any event within thirty (30) days after such Person becomes a Subsidiary): (i) cause such new Subsidiary to become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement in substantially the same form as Exhibit G and (ii) if reasonably requested by the Administrative Agent or the Required Lenders, deliver to the Administrative Agent legal opinions relating to the matters described in clause (i) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
     (b) As described in the foregoing provisions of this Section 7.08, no Immaterial Subsidiary, Foreign Subsidiary or Non-Wholly Owned Subsidiary (except as provided in Section 7.08(c) or (d) below) of the Borrower or its Subsidiaries shall be required to become a Guarantor hereunder; provided, that if any such Subsidiary thereafter becomes a direct or indirect Wholly Owned Subsidiary that is a Domestic Subsidiary of the Borrower (and is not at the time an Immaterial Subsidiary) prior to the Guaranty Release Date then each such Subsidiary shall become a Guarantor under this Agreement. In the event that any Immaterial Subsidiary is or becomes a Guarantor hereunder, the Borrower may, at any time in its discretion, by notice to the Administrative Agent, require the Administrative Agent to release such Immaterial Subsidiary from the Guaranty, provided that (i) such Immaterial Subsidiary is not a guarantor of any other Indebtedness of the Borrower and (ii) after giving effect to such release, the Borrower would be in compliance with Section 7.08(c).
     (c) Notwithstanding anything to the contrary contained in this Agreement, prior to the Guaranty Release Date, the aggregate amount of the Non-Guarantor Operating Assets shall at no time be greater than 25% of the Total Assets.
     (d) Notwithstanding anything to the contrary contained in this Agreement, if at any time any Subsidiary that is not required to be a Guarantor hereunder provides a guarantee of the Borrower’s obligations in respect of any other Indebtedness, then promptly (and in any event within 30 days thereof), the Borrower shall cause such Subsidiary to (i) become a Guarantor hereunder by executing and delivering to the Administrative Agent a Joinder Agreement in substantially the same form as Exhibit G and (ii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described in clause (i) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
7.09 Government Contracts.
     The Borrower and its Subsidiaries shall apply for and maintain all material facility security clearances and personnel security clearances required of the Borrower under all applicable Laws to perform and deliver under any and all government contracts and as otherwise may be necessary to continue to perform the business of the Borrower and its Subsidiaries, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.
ARTICLE VIII
NEGATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Holdings shall comply with Sections 8.10 and 8.11 and, with respect to Sections

8.01 through 8.09, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:
8.01 Liens.
     Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
     (a) Liens created by this Agreement;
     (b) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;
     (c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;
     (d) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self insurance arrangements;
     (e) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (f) easements, rights of way, zoning restrictions, other restrictions and other similar encumbrances previously or hereafter incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or such Subsidiary;
     (g) Liens on property or assets of the Borrower or any of its Subsidiaries existing on the Closing Date except for any such Lien securing Indebtedness in excess of $5,000,000 that is not set forth on Schedule 8.01, provided that all Liens permitted by this paragraph (g) shall secure only those obligations which they secure on the Closing Date (assuming that any unfunded commitments in respect thereof have been fully funded);
     (h) Liens upon any property acquired, constructed or improved by the Borrower or any Subsidiary which are created or incurred within 180 days of such acquisition, construction or improvement to secure or provide for the payment of the purchase price of such property or the cost of such construction or improvement, including carrying costs (but no other amounts), provided that any such Lien shall not apply to any other property of the Borrower or any Subsidiary (other than after acquired title in or on such property and proceeds of the existing collateral in accordance with the instrument creating such Lien);

     (i) Liens on the property or assets of a Person which becomes a Subsidiary after the Closing Date, provided that (i) such Liens existed at the time such Person became a Subsidiary and were not created in anticipation thereof, (ii) any such Lien is not expanded to cover any property or assets of such Person after the time such Person becomes a Subsidiary (other than after acquired title in or on such property and proceeds of the existing collateral in accordance with the instrument creating such Lien), and (iii) the amount of the obligations secured thereby is not increased (assuming that any unfunded commitments in respect thereof have been fully funded);
     (j) Liens on property and assets securing obligations assumed by the Borrower or a Subsidiary in connection with an Acquisition of such property or assets, provided that (i) such Liens existed at the time of such Acquisition and were not created in anticipation thereof, (ii) any such Lien is not expanded to cover any other property or assets (other than after acquired title in or on the property or assets acquired and proceeds of the existing collateral in accordance with the instrument creating such Lien) and (iii) the amount of obligations secured thereby is not increased (assuming that any unfunded commitments in respect thereof have been fully funded);
     (k) Liens on the property of the Borrower or any of its Subsidiaries in favor of landlords securing licenses, subleases or leases entered into in the ordinary course of business;
     (l) licenses, leases or subleases not prohibited hereunder granted to other Persons not interfering in any material respect in the business of the Borrower or any of its Subsidiaries;
     (m) so long as no Default or Event of Default shall have occurred and be continuing under clause Section 9.01(h), attachment or judgment Liens;
     (n) Liens arising from precautionary Uniform Commercial Code financing statement filings with respect to operating leases or consignment arrangements entered into by the Borrower, or any of its subsidiaries in the ordinary course of business;
     (o) Liens in favor of a banking institution arising by operation of law encumbering deposits (including the right of set off) held by such banking institutions incurred in the ordinary course of business and which are within the general parameters customary in the banking industry;
     (p) Liens securing obligations in respect of trade letters of credit covering the goods (or the documents of title in respect of such goods) financed by such trade letters of credit and the proceeds and products thereof;
     (q) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
     (r) Liens referred to in paragraphs (a) through (q) of this Section 8.01 with respect to extensions, renewals and replacements of obligations secured thereby, provided that any such extension, renewal or replacement Lien shall be limited to the property or assets covered by the Lien extended, renewed or replaced (other than after acquired title in or on such property or assets and proceeds of the existing collateral in accordance with the instrument creating such Lien) and that the obligations secured by any such extension, renewal or replacement Lien shall be in an amount not greater than the amount of the obligations secured by the Lien extended, renewed or replaced (assuming that any unfunded commitments in respect of such extended, renewed or replaced obligations have been fully funded);
     (s) Liens arising in connection with any Permitted Receivables Program (to the extent the sale by the Borrower or the applicable Subsidiary of its accounts receivable is deemed to give rise to a Lien in favor of the purchaser thereof in such accounts receivable or the proceeds thereof);
     (t) Liens securing Synthetic Lease Obligations incurred to finance the acquisition, construction or improvement of any fixed or capital assets acquired by the Borrower or any Subsidiary after the Closing Date;
     (u) Liens on Equity Interests of a Person being acquired by the Borrower or any Subsidiary as security for such purchaser’s deferred payment obligations with respect thereto;
     (v) Liens (not otherwise permitted hereunder) which secure obligations in an aggregate amount at any time outstanding (when aggregated with, at all times following the Guaranty Release Date but without duplication, the aggregate principal amount of all Indebtedness of the Subsidiaries of the Borrower permitted by Section 8.03(h)) not to exceed 5% of Consolidated Total Assets; and
     (w) Liens on Equity Interests of any Subsidiary (not otherwise permitted hereunder) which secure other Indebtedness of Holdings, the Borrower or any of its Subsidiaries not prohibited hereunder; provided that the Administrative Agent, for the benefit of the holders of the Obligations, shall have an equal and ratable Lien on such Equity Interests pursuant to documentation (including intercreditor provisions) reasonably satisfactory to the Administrative Agent.
8.02 Investments.
     Make any Investments, except:
     (a) Investments (including Acquisitions) in any Person (other than Holdings); provided that (i) (both before and after giving effect to any such Investment), there shall exist no Default or Event of Default, (ii) if any such Investment is an Acquisition, such Acquisition shall be of assets or Equity Interests of any Person engaged in a Similar Business, (iii) after giving effect to any Acquisition on a Pro Forma Basis, the Borrower shall be in compliance with Section 8.08(a), (b), and (c) and (iv) after giving effect to any Acquisition (subject to the grace period provided for in Section 7.08(a)), the Borrower shall be in compliance with Section 7.08(c);

     (b) intercompany advances by the Borrower or any Subsidiary to Holdings to fund payments of interest on Indebtedness (other than Disqualified Preferred Stock) of Holdings or to fund payments of dividends on Disqualified Preferred Stock issued by Holdings; provided, that, (i) any such Indebtedness or Disqualified Preferred Stock is guaranteed by the Borrower, and (ii) the proceeds received by Holdings from the issuance of such Indebtedness or Disqualified Preferred Stock shall have been invested by Holdings in the Borrower (or used to refinance in full Indebtedness (including Disqualified Preferred Stock), the proceeds of which were previously invested in the Borrower);
     (c) intercompany advances by the Borrower or any Subsidiary to Holdings to fund payments and prepayments (whether optional or mandatory) of principal of, Indebtedness (other than Disqualified Preferred Stock) of Holdings, and to fund optional and mandatory redemptions in respect of Disqualified Preferred Stock issued by Holdings, including the payment of any premium, penalty or accreted value in connection therewith, provided that (i) any such Indebtedness or Disqualified Preferred Stock is guaranteed by the Borrower and (ii) the aggregate amount of such intercompany advances made pursuant to this Section 8.02(c), together with the aggregate amount of dividends or distributions made by the Borrower pursuant to Section 8.06(c), shall not, at any time, exceed the sum of (y) the aggregate amount of investments made by Holdings in the Borrower with the proceeds received by Holdings in respect of any issuance of Indebtedness (including Disqualified Preferred Stock) by Holdings which is so guaranteed by the Borrower and (z) the amount of any premium, penalty or accreted value payable in connection with such payment, prepayment or redemption; and
     (d) Investments by the Borrower or any Subsidiary in Holdings not permitted by Section 8.02(b) or (c); provided that (i) no Default or Event of Default shall have occurred and be continuing or result therefrom and (ii) the aggregate amount of the sum (following the Closing Date) of (A) the aggregate amount of Investments made by the Borrower or any Subsidiary in Holdings (other any intercompany advances made by the Borrower or any Subsidiary pursuant to Section 8.02(b) or (c)) plus (B) the Equity Interests of the Borrower repurchased, redeemed, retired, acquired or otherwise receiving payments on account of any return of capital by the Borrower plus (C) the amount of dividend payments or distributions made by the Borrower in respect of its Equity Interests (other than any dividends or distributions permitted by Section 8.06(a), (b), or (c)), shall not exceed an aggregate amount equal to the sum of $2,000,000,000 increased on a cumulative basis as of the end of each fiscal quarter of the Borrower, commencing with the fiscal quarter ending December 31, 2009 by an amount equal to 50% of Consolidated Net Income for the fiscal quarter then ended (or, if such Consolidated Net Income for such fiscal quarter is a deficit, less 50% of such deficit) plus an amount equal to 100% of the proceeds from any issuances of Equity Interests by Holdings (provided the proceeds from such issuance (or, without duplication, from any Equity Interests or Indebtedness of Holdings purchased, redeemed or cancelled in conversion by virtue of such issuance) are (or were) invested in the Borrower) subsequent to the Closing Date plus 100% of the proceeds from any issuances of Indebtedness by Holdings (provided that (i) such Indebtedness is not guaranteed by the Borrower or any Subsidiary and (ii) the proceeds from such issuance (or, without duplication, from any Equity Interests or

Indebtedness of Holdings purchased, redeemed or cancelled in conversion by virtue of such issuance) are (or were) invested in the Borrower) subsequent to the Closing Date plus 100% of the proceeds from any issuance of Equity Interests by the Borrower (or, without duplication, from any Equity Interests or Indebtedness of the Borrower purchased, redeemed or cancelled in conversion by virtue of such issuance) subsequent to the Closing Date.
8.03 Subsidiary Indebtedness.
     After the Guaranty Release Date, permit any Subsidiary to create, incur, assume or suffer to exist any Indebtedness, except:
     (a) Indebtedness under the Loan Documents;
     (b) Indebtedness issued to the Borrower or any other Subsidiary;
     (c) Indebtedness of any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (including Capital Lease Obligations), and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement;
     (d) Indebtedness of any Subsidiary incurred in connection with the issuance of any surety bonds, letters of credit or other similar bonds in the ordinary course of business;
     (e) Indebtedness of the Subsidiaries arising in connection with the Permitted Receivables Programs;
     (f) Synthetic Lease Obligations of any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets acquired by such Subsidiary subsequent to the Closing Date;
     (g) any Guarantee provided by any Subsidiary to support Indebtedness of Holdings, the Borrower or any other Subsidiary; provided that any such Subsidiary shall also be a Guarantor hereunder (whether or not the Guaranty Release Date has occurred); and
     (h) Indebtedness, other than pursuant to the foregoing provisions of this Section 8.03, in an aggregate amount at any one time outstanding, together with (but without duplication of) the aggregate amount of Indebtedness secured by Liens permitted by Section 8.01(v), not to exceed 5% of Consolidated Total Assets.
8.04 Fundamental Changes.
     With respect solely to the Borrower, (i) merge, consolidate, liquidate, amalgamate, wind up or dissolve with or into another Person, or (ii) convey, sell, lease, assign, transfer or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its property, business or assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:
     (a) any Person may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving Person if no Event of Default or Default shall have occurred and be continuing or would occur immediately after giving effect thereto;
     (b) the Borrower may make any conveyance, sale, assignment or disposition of assets not prohibited by Section 8.05; and
     (c) Holdings may merge into or consolidate with the Borrower; provided that (i) the Borrower shall provide written notice to the Administrative Agent prior to such merger or consolidation and (ii) to the extent Holdings is the surviving Person, Holdings shall assume contemporaneously with such merger or consolidation all of the obligations of the Borrower under this Agreement and the other Loan Documents pursuant to documentation reasonably satisfactory to the Administrative Agent. Following any merger pursuant to this Section 8.04(c), all references to “Holdings” and to the “Borrower” shall be read as references to the Person surviving the merger.
8.05 Limitation on Sale of Assets.
     Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, except:
     (a) the sale or other disposition of obsolete, surplus or worn out property in the ordinary course of business;
     (b) the sale, lease, transfer or exchange of inventory in the ordinary course of business;
     (c) transfers resulting from any casualty or condemnation of property or assets;
     (d) intercompany sales or transfers of assets made in the ordinary course of business;
     (e) licenses, leases or subleases of tangible property in the ordinary course of business;
     (f) any consignment arrangements or similar arrangements for the sale of assets in the ordinary course of business;
     (g) the sale or discount of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

     (h) the sale of receivables in connection with any Permitted Receivables Program;
     (i) licensing and cross-licensing arrangements involving technology or other intellectual property of the Borrower or a Subsidiary in the ordinary course of business;
     (j) sales, transfers or other dispositions of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary of the Borrower;
     (k) in addition to those permitted by any other clause of this Section 8.05, conveyances, sales, leases, assignments, transfers or other dispositions of any of its property, business or assets provided, that the aggregate value of all such assets conveyed, sold, leased, assigned, transferred or otherwise disposed of pursuant to this Section 8.05(k) shall not exceed the Post-Closing Net Asset Investment Amount; and
     (l) the conveyance, sale, assignment or other disposition of assets, in addition to those permitted by any other clause of this Section 8.05, provided, that the aggregate value of all such assets conveyed, sold, assigned or otherwise disposed of pursuant to this Section 8.05(l) during the term of this Agreement shall not exceed 7.5% of the Consolidated Total Assets plus an amount equal to the Pre-Closing Net Asset Investment Amount.
8.06 Restricted Payments.
     Declare or make, directly or indirectly, any Restricted Payment, except that:
     (a) the Borrower may declare and make dividend payments or other distributions payable solely in the common stock or other Equity Interests of the Borrower;
     (b) the Borrower may declare and make dividend payments or other distributions in respect of its Equity Interests to fund payments of interest on Indebtedness (other than Disqualified Preferred Stock) of Holdings, or to fund payments of dividends on Disqualified Preferred Stock issued by Holdings; provided, that, (i) any such Indebtedness or Disqualified Preferred Stock is guaranteed by the Borrower, and (ii) the proceeds received by Holdings from the issuance of such Indebtedness or Disqualified Preferred Stock shall have been invested by Holdings in the Borrower (or used to refinance in full Indebtedness (including any Disqualified Preferred Stock), the proceeds of which were previously invested in the Borrower);
     (c) the Borrower may declare and make dividend payments or other distributions in respect of its Equity Interests to fund payments and prepayments (whether optional or mandatory) of principal of Indebtedness (other than Disqualified Preferred Stock) of Holdings, and to fund payments of optional and mandatory redemptions in respect of Disqualified Preferred Stock issued by Holdings, including the payment of any premium, penalty or accreted value in connection therewith, provided that (i) any such Indebtedness or Disqualified Preferred Stock is guaranteed by the Borrower and (ii) the aggregate amount of such dividends and distributions made under this Section 8.06(c), together with the aggregate amount of intercompany advances made by the Borrower or any Subsidiary to Holdings pursuant to Section 8.02(c), shall not, at any time, exceed the sum of (y) the aggregate amount of investments made by Holdings in the Borrower with the proceeds received by Holdings in respect of any issuance of Indebtedness (including Disqualified Preferred Stock) by Holdings which is so guaranteed by the Borrower and (z) the amount of any premium, penalty or accreted value payable in connection with such payment, prepayment or redemption;
     (d) the Borrower may otherwise purchase, redeem, retire, acquire, or otherwise make any payment on account of any return of capital in respect of, directly or indirectly, its own Equity Interests and may declare and make dividend payments or other distributions thereon (whether in cash, securities or property); provided that (i) no Default or Event of Default shall have occurred and be continuing or result therefrom and (ii) the aggregate amount of the sum (following the Closing Date) of (A) the Equity Interests of the Borrower repurchased, redeemed, retired, acquired or otherwise receiving payments on account of any return of capital by the Borrower plus (B) the amount of dividend payments or distributions made by the Borrower in respect of its Equity Interests (other than any dividend or distribution made pursuant to Section 8.06(a), (b) or (c)) plus (C) the aggregate amount of Investments made by the Borrower or any Subsidiary in Holdings (other than any intercompany advances made by the Borrower or any Subsidiary pursuant to Section 8.02(b) or (c)), shall not exceed an aggregate amount equal to the sum of $2,000,000,000 increased on a cumulative basis as of the end of each fiscal quarter of the Borrower, commencing with the fiscal quarter ending December 31, 2009 by an amount equal to 50% of Consolidated Net Income for the fiscal quarter then ended (or, if such Consolidated Net Income for such quarter is a deficit, less 50% of such deficit) plus an amount equal to 100% of the proceeds from any issuances of Equity Interests by Holdings (provided the proceeds from such issuance (or, without duplication, from any Equity Interests or Indebtedness of Holdings purchased, redeemed or cancelled in conversion by virtue of such issuance) are (or were) invested in the Borrower) subsequent to the Closing Date plus 100% of the proceeds from any issuances of Indebtedness by Holdings (provided that (i) such Indebtedness is not guaranteed by the Borrower and (ii) the proceeds from such issuance (or, without duplication, from any Equity Interests or Indebtedness of Holdings purchased, redeemed or cancelled in conversion by virtue of such issuance) are (or were) invested in the Borrower) subsequent to the Closing Date plus 100% of the proceeds from any issuances of Equity Interests by the Borrower (or, without duplication, from any Equity Interests or Indebtedness of the Borrower purchased, redeemed or cancelled in conversion by virtue of such issuance) subsequent to the Closing Date;
     (e) any Subsidiary may purchase, redeem, retire, acquire, or otherwise make any payment on account of any return of capital in respect of directly or indirectly, any of its Equity Interests; and
     (f) any Subsidiary may declare and make dividend payments or other distributions on or in respect of its Equity Interests (whether in cash, securities or property); provided that solely in the case of any dividend or distribution payable on or in respect of any class or series of Equity Interests issued by a Non-Wholly Owned

Subsidiary, the Borrower or any other Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of Equity Interests, if any.
8.07 Transactions with Affiliates.
     (a) Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate (other than the Borrower or any Subsidiary) unless such transaction is (i) not otherwise prohibited under this Agreement and (ii) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.
     (b) In addition, notwithstanding the foregoing, the Borrower and its Subsidiaries shall be entitled to make the following payments and/or to enter into the following transactions:
     (i) the payment of reasonable and customary fees and reimbursement of expenses payable to directors of the Borrower and Holdings or to any Plan, Plan administrator or Plan trustee;
     (ii) loans and advances to directors, officers and employees to the extent not prohibited by Section 8.02;
     (iii) the arrangements with respect to the procurement of services of directors, officers, independent contractors, consultants or employees in the ordinary course of business and the payment of reasonable fees in connection therewith;
     (iv) transactions with Holdings not prohibited by this Agreement; and
     (v) payments to directors and officers of the Borrower and its Subsidiaries in respect of the indemnification of such Persons in such respective capacities from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, as the case may be, pursuant to the Organization Documents or other corporate action of the Borrower or its Subsidiaries, respectively, or pursuant to applicable law.
8.08 Financial Covenants.
     (a) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 3.0 to 1.0
     (b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than 4.00 to 1.00.
     (c) Consolidated Senior Leverage Ratio. Permit the Consolidated Senior Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than 3.50 to 1.0.

8.09 Intentionally Omitted.
8.10 Borrower Equity Interests.
     Holdings hereby agrees that it shall not create, incur, assume or suffer to exist any Lien upon the Equity Interests in the Borrower other than Liens on Equity Interests in the Borrower which secure Indebtedness of Holdings, the Borrower or any of its Subsidiaries not prohibited hereunder, provided that the Administrative Agent, for the benefit of the holders of the Obligations, shall have an equal and ratable Lien on such Equity Interests pursuant to documentation (including intercreditor provisions) reasonably satisfactory to the Administrative Agent.
8.11 Holdings.
     (a) Holdings shall not have outstanding or acquire any Investment in any Person other than (i) Investments in the Equity Interests of the Borrower and Cash Equivalents and (ii) Investments in any trust related to issuance of Indebtedness or Equity Interests.
     (b) Holdings shall not engage in any business activity or own any assets other than (i) its ownership and voting of the Equity Interests of the Borrower and any trust related to any Indebtedness or Equity Interests, (ii) the negotiation, execution, delivery of, and the performance of its obligations under the Loan Documents to which it is a party and any instruments, documents or other agreements related to such Indebtedness or Equity Interests, (iii) cash and Cash Equivalents, (iv) any other Investments not prohibited by Section 8.11(a), (v) a guarantee of Indebtedness or other obligations of the Borrower or any of its Subsidiaries, provided that the guaranty of Holdings hereunder ranks at least pari passu in priority of payment with the guarantee of such other Indebtedness or other obligations and (vi) its incurrence of any Indebtedness and its performance of any obligations in connection therewith.
ARTICLE IX
EVENTS OF DEFAULT AND REMEDIES
9.01 Events of Default.
     Any of the following shall constitute an Event of Default:
     (a) Non-Payment. The Borrower or any other Loan Party shall fail to pay any principal of any Loan or any L/C Obligation when due in accordance with the terms thereof or hereof; or the Borrower or any Loan Party shall fail to pay any interest on any Loan or on any L/C Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof;
     (b) Representations and Warranties. Any representation or warranty made or deemed made by the Borrower or any other Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made;
     (c) Specific Covenants. The Borrower or any other Loan Party shall default in the observance or performance of any agreement contained in Article VIII, Section 7.03(a) or Section 4.01;
     (d) Other Defaults. The Borrower or any other Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent;
     (e) Cross-Default. Holdings, the Borrower or any of its Subsidiaries shall (i) default (x) in any payment of principal of or interest of any Indebtedness (other than the Loans, the L/C Obligations and any intercompany debt) or Swap Contract Obligations or (y) in the payment of any Guarantee (excluding any guaranties of the Obligations), beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness, Swap Contract Obligation or Guarantee was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness, Swap Contract Obligation or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee to become payable; provided, however, that no Default or Event of Default shall exist under this paragraph unless (i) the aggregate amount of Indebtedness, Swap Contract Obligations and/or Guarantees in respect of which any default or other event or condition referred to in this paragraph shall have occurred shall be equal to at least the Threshold Amount and (ii) such default (if other than a payment default or a default that has resulted in acceleration of such other Indebtedness) continues for a period in excess of 10 days;
     (f) Insolvency Proceedings, Etc. (i) Holdings, the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings, the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) any case, proceeding or other action of a nature referred to in clause (i)

above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Holdings, Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holdings, the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Holdings, the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;
     (g) ERISA. (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any violation of the minimum funding standards under Section 412 or 430 of the Code or Sections 302 or 303 of ERISA, whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any ERISA Affiliate (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any ERISA Affiliate shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan that is not in the ordinary course; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;
     (h) Judgments. One or more judgments or decrees shall be entered against Holdings, the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance (which coverage has been acknowledged by the appropriate insurers)) of the Threshold Amount or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof;
     (i) Guarantee. The Guarantee of any Loan Party under the Loan Documents shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect (unless released by the Administrative Agent at the direction of all of the Lenders or as otherwise permitted under this Agreement or the other Loan Documents), in each case, such that the result would be that the Borrower and its Subsidiaries would no longer be in compliance with Section 7.08(c), or any Loan

Party or any Person acting on behalf of any Loan Party, shall deny or disaffirm its obligations under such Guarantee; or
     (j) Change of Control. There shall have occurred a Change of Control.
Each notice given with respect to the occurrence of any Default or Event of Default shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.
9.02 Remedies Upon Event of Default.
     If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
     (a) declare the commitment of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
     (c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and
     (d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents and applicable law;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
9.03 Application of Funds.
     After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and each L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and each L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, the Unreimbursed Amounts and other Obligations, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Unreimbursed Amounts and breakage, termination or other payments, any amounts owing under or in respect of any Swap Contracts between any Loan Party and any Lender or any Affiliate of a Lender, amounts due under any Treasury Management Agreement between any Loan Party and any Lender or any Affiliate of a Lender, and to the Administrative Agent for the account of the applicable L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Fourth held by them; and
     Last, the balance, if any, after all of the Obligations have been paid in full in cash, to the Borrower or as otherwise required by Law.
     Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE X
ADMINISTRATIVE AGENT
10.01 Appointment and Authority.
     Each of the Lenders and the L/C Issuers hereby irrevocably appoint Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

10.02 Rights as a Lender.
     The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
10.03 Exculpatory Provisions.
     The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an L/C Issuer.
     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
10.04 Reliance by Administrative Agent.
     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
10.05 Delegation of Duties.
     The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
10.06 Resignation of Administrative Agent.
     (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld), unless an Event of Default shall have occurred and is continuing, in which case the consent of the Borrower shall not be required, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above subject to the consent of the Borrower (not to be unreasonably withheld), unless an Event of Default shall have occurred and is continuing, in which case the consent of the Borrower shall not be required; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment or has been approved by the Borrower and the Lenders, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     (b) The Administrative Agent agrees that in the event it shall fail, in its capacity as a Lender hereunder, to fund its portion of any Borrowing within three Business Days of the date on which it shall have been required to fund same, unless such obligation is the subject of a good faith dispute of which the Borrower has received written notice, for so long as the Administrative Agent has not funded its portion of such Borrowing, it shall cooperate in good faith with efforts initiated by the Required Lenders to replace it with a successor administrative agent that is satisfactory to the Required Lenders and, unless an Event of Default shall have occurred and is continuing, the Borrower (including resigning in connection with such replacement).
     (c) Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the resigning Administrative Agent as an L/C Issuer and the Swing Line Lender, (b) the resigning Administrative Agent shall be discharged from all of its respective duties and obligations as an L/C Issuer and the Swing Line Lender hereunder or under the other Loan Documents, and (c) the other L/C Issuers shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

10.07 Non Reliance on Administrative Agent and Other Lenders.
     Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
10.08 No Other Duties, Etc.
     Anything herein to the contrary notwithstanding, none of the Syndication Agent, Joint Book Running Managers or Joint Lead Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, an L/C Issuer or the Swing Line Lender hereunder.
10.09 Administrative Agent May File Proofs of Claim.
     In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, any L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 11.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the applicable L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
10.10 Guaranty Matters.
     The Lenders and the L/C Issuers irrevocably authorize the Administrative Agent to release any Guarantor from its obligations under the Guaranty (i) if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder, (ii) if requested by the Borrower pursuant to Section 7.08(b), or (iii) following the Guaranty Release Date.
ARTICLE XI
MISCELLANEOUS
11.01 Amendments, Etc.
     No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
     (a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 2.06 or Section 9.02) without the written consent of such Lender;
     (b) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) without the written consent of each Lender directly affected thereby;
     (c) reduce the principal of, or the rate of interest specified herein on, any Loan or any Unreimbursed Amount, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;
     (d) amend Section 1.08 or the definition of “Alternative Currency” without the written consent of each L/C Issuer;

     (e) amend Section 2.13 in a manner that would alter the pro rata sharing of payment required thereby without the written consent of each Lender;
     (f) prior to the Guaranty Release Date, release all or substantially all of the Guarantors from its or their obligations under the Loan Documents without the written consent of each Lender directly affected thereby; or
     (g) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender (it being understood and agreed that notwithstanding this clause (f), with only the consent of the Required Lenders, (i) additional tranches of loans may be added hereunder and included in the determination of the Required Lenders and (ii) this Section 11.01 may be amended to permit class voting in connection with such tranches);
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of the applicable L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (i) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender, (ii) any date fixed by this Agreement or any other Loan Document for the payment (excluding mandatory prepayments) of principal or interest due to a Defaulting Lender may not be postponed without (A) the consent of such Defaulting Lender or (B) in connection with the extension of payments of principal or interest which impact all Lenders, the consent of all other Lenders entitled to vote, (iii) the principal of, and the rate of interest specified herein on, any Loan or Unreimbursed Amount due to a Defaulting Lender may not be reduced without (A) the consent of such Defaulting Lender or (B) in connection with a reduction of the rate of interest specified herein on any Loan or Unreimbursed Amount which impacts all Lenders, the consent of all other Lenders entitled to vote or (iv) this last sentence of Section 11.01 shall not be amended without the consent of any Lender that is a Defaulting Lender at the time of such amendment.
11.02 Notices; Effectiveness; Electronic Communication.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to the Borrower, the Administrative Agent, any L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and
     (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
     (b) Electronic Communications. The Lenders and the L/C Issuers agree that the Administrative Agent may deliver notices and other communications to the Lenders and the L/C Issuers hereunder by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications from the Administrative Agent to the Lenders and the L/C Issuers sent to an e mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY MATERIALS AND/OR INFORMATION MADE AVAILABLE TO THE AGENT PARTIES BY THE BORROWER (THE “BORROWER MATERIALS”) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR

STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s transmission or the Administrative Agent’s transmission of the items delivered by the Borrower to the Administrative Agent pursuant to Section 7.01, Section 7.02 or Section 7.03 or any other materials and/or information delivered at the request of the Borrower through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses result from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
     (e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Revolving Loan Notices and Swing Line Loan Notices) from a Responsible Officer of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
11.03 No Waiver; Cumulative Remedies.
     No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04 Expenses; Indemnity; Damage Waiver.
     (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the applicable L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable out of pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) any civil penalty or fine imposed upon the Administrative Agent, any Lender or any L/C Issuer, and all reasonable costs and expenses (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer) incurred in connection with the defense thereof, as a result of any conduct of the Borrower that violates a sanction enforced by the United States Treasury Department Office of Foreign Assets Control.
     (b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender, each Joint Lead Arranger, each Joint Book Running Manager, the Syndication Agent and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent and its Related Parties only, the administration of this Agreement and the other Loan Documents and/or the syndication of the facilities contemplated by this Agreement, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the applicable L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), and (iii) any violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or any of the Properties (all the foregoing, collectively, the “indemnified liabilities”), it being understood that the Borrower shall have an obligation hereunder to any Lender, the L/C Issuer or the Administrative Agent with respect to any indemnified liabilities incurred by the Administrative Agent, any L/C Issuer or any Lender as a result of any Materials of Environmental Concern that are first manufactured, emitted, generated, treated, released, spilled, stored or disposed of on, at or from any property or any violation of any Environmental Law, which in any case first occurs on or with respect to such property (x) after the property is transferred to the Administrative Agent, any L/C Issuer or any Lender or their successors or assigns by foreclosure sale, deed in lieu of foreclosure, or similar transfer or, following such transfer and (y) in connection with, but prior to, the sale, leasing or other transfer of such property by the Administrative Agent, any L/C Issuer, or any Lender or their successors or assigns to one or more third parties; provided, however, that the Borrower shall have no obligation hereunder to an Indemnitee with respect to otherwise indemnified liabilities arising from the gross negligence or willful misconduct of such Indemnitee, or with respect to otherwise indemnified liabilities following the sale, leasing or other transfer of such property to one or more third parties.
     (c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent, any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent, such L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or any L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent or any L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems to the extent permitted by this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
     (e) Indemnification of Agent by Lenders. To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender or L/C Issuer an amount equivalent to any applicable withholding Taxes. If the Internal Revenue Service or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Taxes from amounts paid to or for the account of any Lender or L/C Issuer (because the appropriate form was not delivered, was not properly executed, or because such Lender or L/C Issuer failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding Taxes ineffective, or for any other reason), or the Administrative Agent has paid over to the Internal

Revenue Service or other Governmental Authority applicable withholding Taxes relating to a payment to a Lender or L/C Issuer but no deduction has been made from such payment, such Lender or L/C Issuer shall indemnify and hold the Administrative Agent harmless for all amounts paid, directly or indirectly, by the Administrative Agent, as Taxes or otherwise, including penalties and interest, and including any Taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section 11.04, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders and any L/C Issuer under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Administrative Agent
     (f) Payments. All amounts due under this Section 11.04 shall be payable not later than ten Business Days after demand therefor.
     (g) Survival. The agreements in this Section 11.04 shall survive the resignation of the Administrative Agent and any L/C Issuer, the replacement of any Lender, the termination of the Aggregate Revolving Commitments and the repayment, satisfaction or discharge of all the other Obligations.
11.05 Payments Set Aside.
     To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and each L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
11.06 Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, except pursuant to a merger or consolidation permitted by Section 8.04(c), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that
     (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, the aggregate amount of the Revolving Commitment (which for this purpose includes Revolving Loans outstanding thereunder) or, if the Revolving Commitments are not then in effect, the outstanding principal balance of the Revolving Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, that after giving effect to any assignment of Revolving Commitments, so long as no Event of Default has occurred and is continuing, neither the assignor nor the assignee shall have a Revolving Commitment (if it has any Revolving Commitment) of less than $10,000,000 unless the Borrower otherwise consents;
     (ii) any assignment must be approved by the Administrative Agent, all L/C Issuers, and the Swing Line Lender (each such consent not to be unreasonably withheld or delayed), unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and
     (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrower and the L/C Issuers at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender and the participation is recorded in a register maintained by the applicable Lender in the same manner as an assignment.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) [Intentionally Omitted].
     (h) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America or any other L/C Issuer assigns all of its Commitment and Loans pursuant to subsection (b) above, (i) Bank of America or any such L/C Issuer may, upon 30 days’ notice to the Borrower and the Lenders, resign as an L/C Issuer and/or (ii) Bank of America may, upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as an L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America or any other L/C Issuer as an L/C Issuer or the resignation of Bank of America as Swing Line Lender, as the case may be. If Bank of America or any other L/C Issuer resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America or such other L/C Issuer, as the case may be, to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

     (i) Participant Register. Each Lender that sells a participation shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
11.07 Treatment of Certain Information; Confidentiality.
     Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.
     For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non public information and (c) it will handle such material non public information in accordance with applicable Law, including Federal and state securities Laws.

11.08 Right of Setoff.
     Upon any amount becoming due and payable by the Borrower hereunder (whether at stated maturity, by acceleration or otherwise), each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such Indebtedness. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
11.09 Interest Rate Limitation.
     Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
11.10 Counterparts; Integration; Effectiveness.
     This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
11.11 Survival of Representations and Warranties.
     All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
11.12 Severability.
     If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
11.13 Replacement of Lenders.
     (a) If any Lender requests compensation under Section 3.04, or (b) if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or 3.04(a) or (b), or (c) if any Lender is subject to illegality under Section 3.02, or (d) if any Lender is a Defaulting Lender or (e) if any Lender becomes a Nonconsenting Lender (as hereinafter defined), or (f) the rating of any such Lender is dropped below BBB- or the equivalent by one of the Ratings Agencies, then, in the case of clauses (a) through (e), the Borrower, and in the case of clauses (d) and (f), the Administrative Agent, may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent or the Borrower, as applicable, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that:
     (i) the Administrative Agent shall have received the assignment fee specified in Section 11.06(b);
     (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents

(including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
     (iii) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
     (iv) such assignment does not conflict with applicable Laws;
     (v) in the event of a replacement of a Nonconsenting Lender or a Lender to which the Borrower becomes obligated to pay additional amounts under one of the sections described above, in order for the Borrower to be entitled to replace such a Lender, such replacement must take place no later than 180 days after (i) the date the Nonconsenting Lender shall have notified the Borrower and the Administrative Agent of its failure to agree to any requested consent, waiver or amendment or (ii) the Lender shall have demanded payment of additional amounts under one of the sections described above, as the case may be. In the event that (x) the Borrower or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto, (y) the consent, waiver or amendment in question requires the agreement of all Lenders in accordance with the terms of Section 11.01 and (z) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Nonconsenting Lender”; and
     (vi) in the event of a replacement of a Nonconsenting Lender, after giving effect to the replacement of all Nonconsenting Lenders, all Lenders shall have consented to the subject consent, waiver or amendment.
     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
11.14 Governing Law; Jurisdiction; Etc.
     (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     (b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL

CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
11.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
11.16 Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i)(A) the arranging and other services regarding this Agreement provided by the Administrative Agent, each Joint Lead Arranger, each Joint Book Running Manager and the Syndication Agent are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, each Joint Lead Arranger, each Joint Book Running Manager and the Syndication Agent, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) the Administrative Agent, each Joint Lead Arranger, each Joint Book Running Manager and the Syndication Agent each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any Joint Lead Arranger, any Joint Book Running Manager nor the Syndication Agent has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, each Joint Lead Arranger, each Joint Book Running Manager and the Syndication Agent and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, any Joint Lead Arranger, any Joint Book Running Manager nor the Syndication Agent has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, each Joint Lead Arranger, each Joint Book Running Manager and the Syndication Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
11.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
11.18 USA PATRIOT Act Notice.
     Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the

Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
11.19 Release of Guarantors.
     If on any date subsequent to the Closing Date, (a) (i) all of the Subordinated Debt is rated Baa3 or better by Moody’s and BBB- or better by S&P (or if either such entity ceases to rate the Subordinated Debt for reasons outside of the control of the Borrower, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Borrower as a replacement agency) or (ii) the Borrower’s non-credit enhanced senior unsecured debt is rated Baa2 or better by Moody’s and BBB or better by S&P (or if either such entity ceases to rate the Borrower’s non-credit enhanced senior unsecured debt for reasons outside of the control of the Borrower, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Borrower as a replacement agency) and (b) no Default or Event of Default shall have occurred and be continuing before and after giving effect thereto, then (i) the Guaranty of each Subsidiary hereunder will be released if, upon such release, the Guarantees under the documentation governing all other Indebtedness of the Borrower would be concurrently released; provided that (1) in the event that all such Guarantees of other Indebtedness of the Borrower are not concurrently released then each Subsidiary whose Guarantee of other Indebtedness of the Borrower was not concurrently released will Guarantee the Obligations on the terms and conditions set forth in Article IV pursuant to the documentation and within the time period required by Section 7.08 and (2) in the event that any Subsidiary thereafter Guarantees any other Indebtedness of the Borrower (or if any released Guarantee under any of the documentation governing any other Indebtedness of the Borrower is reinstated or renewed), then, such Subsidiary will Guarantee the Obligations on the terms and conditions set forth in Article IV pursuant to the documentation and within the time period required by Section 7.08 and (ii) no Subsidiary thereafter acquired or created will be required to provide a Guaranty hereunder unless such Subsidiary Guarantees any other Indebtedness of the Borrower.
     Notwithstanding the foregoing, if the ratings assigned to (i)(A) any of the Subordinated Debt by any such rating agency should be or subsequently decline to below Baa3 or BBB-, respectively and (B) the Borrower’s non-credit enhanced senior unsecured debt should be or subsequently decline to below Baa2 or BBB, respectively, or (ii) if the Borrower shall no longer be able to obtain ratings with respect to its Subordinated Debt, due to repayment of the Subordinated Debt or otherwise, the Borrower’s non-credit enhanced senior unsecured debt should be or subsequently decline to below Baa2 or BBB, respectively, then the Subsidiaries (other than those Subsidiaries excused pursuant to Section 7.08(b)) will Guarantee the Obligations on the terms and conditions set forth in Article IV pursuant to the documentation and within the time period required by Section 7.08(a), and from that date forward, the “Guaranty

Release Date” shall be deemed not to have occurred until the conditions set forth in clauses (a) and (b) above are satisfied once again.
     The Guaranty of Holdings will be released at such time as Holdings is merged with and into the Borrower in accordance with the terms of Section 8.04(c).
11.20 Judgment Currency.
     If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to promptly return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).
11.21 Waiver of Notice of Termination.
     Those Lenders party hereto which are also party to the Existing Credit Agreement hereby waive any prior notice requirement under the Existing Credit Agreement with respect to the termination of commitments thereunder and the making of any prepayments thereunder.
11.22 Entire Agreement.
     THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

L-3 COMMUNICATIONS CORPORATION,
a Delaware corporation

By:	/s/ Steven M. Post

Name:	Steven M. Post
Title:	Senior Vice President, Corporate Secretary and General Counsel

GUARANTORS:

L-3 COMMUNICATIONS HOLDINGS, INC.,
a Delaware corporation

By:	/s/ Steven M. Post

Name:	Steven M. Post
Title:	Senior Vice President, Corporate Secretary and General Counsel

BROADCAST SPORTS INC.,
a Delaware corporation
D.P. ASSOCIATES INC.,
a Virginia corporation
ELECTRODYNAMICS, INC.,
an Arizona corporation
HENSCHEL INC.,
a Delaware corporation
INTERNATIONAL RESOURCES GROUP LTD.,
a Delaware corporation

INTERSTATE ELECTRONICS CORPORATION,
a California corporation
L-3 CHESAPEAKE SCIENCES CORPORATION, a Maryland corporation
L-3 COMMUNICATIONS ADVANCED LASER SYSTEMS TECHNOLOGY, INC.,
a Florida corporation

L-3 COMMUNICATIONS AIS GP CORPORATION,
a Delaware corporation

L-3 COMMUNICATIONS APPLIED SIGNAL AND IMAGE TECHNOLOGY, INC.,
a Maryland corporation
L-3 COMMUNICATIONS AVIONICS SYSTEMS, INC., a Delaware corporation
L-3 COMMUNICATIONS CINCINNATI ELECTRONICS CORPORATION, an Ohio corporation
L-3 COMMUNICATIONS CRESTVIEW AEROSPACE CORPORATION, a Delaware corporation
L-3 COMMUNICATIONS CYTERRA CORPORATION, a Delaware corporation
L-3 COMMUNICATIONS DYNAMIC POSITIONING AND CONTROL SYSTEMS, INC., a California corporation
L-3 COMMUNICATIONS ELECTRON TECHNOLOGIES, INC., a Delaware corporation
L-3 COMMUNICATIONS EO/IR, INC., a Florida corporation
L-3 COMMUNICATIONS EOTECH, INC., a Delaware corporation
L-3 COMMUNICATIONS ESSCO, INC., a Delaware corporation
L-3 COMMUNICATIONS FOREIGN HOLDINGS, INC., a Delaware corporation
L-3 COMMUNICATIONS GENEVA AEROSPACE, INC., a Texas corporation
L-3 COMMUNICATIONS INFRAREDVISION TECHNOLOGY CORPORATION, a California corporation
L-3 COMMUNICATIONS INVESTMENTS INC., a Delaware corporation
L-3 COMMUNICATIONS KLEIN ASSOCIATES, INC., a Delaware corporation
L-3 COMMUNICATIONS MARIPRO, INC., a California corporation
L-3 COMMUNICATIONS MOBILE-VISION, INC., a New Jersey corporation
L-3 COMMUNICATIONS NAUTRONIX HOLDINGS, INC., a Delaware corporation
L-3 COMMUNICATIONS NOVA ENGINEERING, INC., an Ohio corporation
L-3 COMMUNICATIONS SAFEVIEW, INC., a Delaware corporation

L-3 COMMUNICATIONS SECURITY AND DETECTION SYSTEMS, INC., a Delaware corporation
L-3 COMMUNICATIONS SONOMA EO, INC., a California corporation
L-3 COMMUNICATIONS TCS, INC., a Georgia corporation
L-3 COMMUNICATIONS WESTWOOD CORPORATION, a Nevada corporation
L-3 FUZING AND ORDNANCE SYSTEMS, INC., a Delaware corporation
L-3 G.A. INTERNATIONAL, INC., a Florida corporation
L-3 GLOBAL COMMUNICATIONS SOLUTIONS, INC., a Virginia corporation
L-3 SERVICES, INC., a Delaware corporation

LINCOM WIRELESS, INC., a Delaware corporation

MICRODYNE COMMUNICATIONS TECHNOLOGIES INCORPORATED, a Maryland corporation
MICRODYNE CORPORATION, a Maryland corporation
MICRODYNE OUTSOURCING INCORPORATED, a Maryland corporation
PAC ORD INC., a Delaware corporation

POWER PARAGON, INC., a Delaware corporation

SPD ELECTRICAL SYSTEMS, INC., a Delaware corporation
SPD SWITCHGEAR INC., a Delaware corporation

TITAN FACILITIES, INC., a Virginia corporation

TROLL TECHNOLOGY CORPORATION, a California corporation

WESCAM AIR OPS INC., a Delaware corporation

WESCAM HOLDINGS (US) INC., a Delaware corporation

By:	/s/ Steven M. Post

Name:	Steven M. Post
Title:	Senior Vice President and Secretary of each of the foregoing entities

L-3 COMMUNICATIONS INTEGRATED SYSTEMS L.P., a Delaware limited liability partnership

By: L-3 COMMUNICATIONS AIS GP CORPORATION, as General Partner

By:	/s/ Steven M. Post

Name:	Steven M. Post
Title:	Senior Vice President and Secretary

L-3 COMMUNICATIONS GERMANY HOLDINGS, LLC
L-3 COMMUNICATIONS SHARED SERVICES, LLC
each a Delaware limited liability company

By: L-3 COMMUNICATIONS CORPORATION, as Sole Member

By:	/s/ Steven M. Post

Name:	Steven M. Post
Title:	Senior Vice President, General Counsel and Corporate Secretary

L-3 COMMUNICATIONS VERTEX AEROSPACE LLC, a Delaware limited liability company

By:	L-3 COMMUNICATIONS
INTEGRATED SYSTEMS, L.P., as Sole Member

By:	L-3 COMMUNICATIONS AIS GP
CORPORATION, as General Partner

By:	/s/ Steven M. Post

Name:	Steven M. Post
Title:	Senior Vice President and Secretary

L-3 COMMUNICATIONS FLIGHT CAPITAL LLC,
L-3 COMMUNICATIONS FLIGHT INTERNATIONAL AVIATION LLC,
L-3 COMMUNICATIONS VECTOR INTERNATIONAL AVIATION LLC,
each a Delaware limited liability company

By:	L-3 COMMUNICATIONS VERTEX
AEROSPACE LLC, as Sole Member

By:	L-3 COMMUNICATIONS INTEGRATED
SYSTEMS L.P., as Sole Member

By:	L-3 COMMUNICATIONS AIS GP
CORPORATION, as General Partner

By:	/s/ Steven M. Post

Name:	Steven M. Post
Title:	Senior Vice President and Secretary

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ Don B. Pinzon

Name:	Don B. Pinzon
Title:	Vice President

BANK OF AMERICA, N.A.,
as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ Gabriela Millhorn

Name:	Gabriela Millhorn
Title:	Senior Vice President

[OTHER LENDERS]